UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Securities Exchange Act of 1934

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GULF ISLAND FABRICATION, INC.
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GULF ISLAND FABRICATION, INC.
16225 PARK TEN PLACE, SUITE 300
HOUSTON, TEXAS 77084
________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2019

TO THE SHAREHOLDERS OF GULF ISLAND FABRICATION, INC.:

The 2019 Annual Meeting of Shareholders of Gulf Island Fabrication, Inc. (the “Company” or “Gulf Island”) will be held at 10:00 a.m., Central time, on Thursday, May 9, 2019, at the corporate office of Gulf Island located at 16225 Park Ten Place, Suite 260, Houston, Texas, 77084, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class I director nominees;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the appointment of the Company’s independent registered public accounting firm;

4.	To approve an amendment to our articles of incorporation to increase the number of authorized shares of our common stock to 30,000,000;

5.	To approve an amendment to our articles of incorporation to revise the special meeting threshold;

6.	To approve certain other amendments to our articles of incorporation to conform to new Louisiana corporate law and current corporate governance practices; and

7.	To transact any other business that may properly come before the annual meeting.

The Board of Directors has fixed the close of business on March 21, 2019, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof.

Your vote is important regardless of the number of shares of the Company’s common stock you own. Whether or not you plan to attend the annual meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope or submit your proxy and voting instructions via the Internet at www.voteproxy.com. Returning the enclosed proxy card will not prevent you from voting in person at the annual meeting should you wish to do so. To obtain directions to attend the annual meeting and vote in person, please contact Westley S. Stockton at (713) 714-6100.
By Order of the Board of Directors

Westley S. Stockton
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Houston, Texas
March 29, 2019
IMPORTANT NOTICE REGARDING THE AVAILABILITYOF THE PROXY MATERIALS
FOR THE SHAREHOLDERSMEETING TO BE HELD ON MAY 9, 2019.

This proxy statement and the 2018 Annual Report are available at https://ir.gulfisland.com/proxy.

Independent Registered Public Accounting Firm	39
Fees and Related Disclosures for Accounting Services	39
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
PROPOSAL 4: APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES	41
PROPOSAL 5: APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO REVISE THE SPECIAL MEETING THRESHOLD	43
PROPOSAL 6: APPROVAL OF CERTAIN OTHER AMENDMENTS TO OUR ARTICLES OF INCORPORATION TO CONFORM TO NEW LOUISIANA CORPORATE LAW AND CURRENT CORPORATE GOVERNANCE PRACTICES	45
Certain Transactions	47
Stock Ownership	48
Section 16(a) Beneficial Ownership Reporting Compliance	49
Questions and Answers about the Annual Meeting and Voting	50
Shareholder Proposals and Nominations for the 2020 Annual Meeting	54

GULF ISLAND FABRICATION, INC.
16225 PARK TEN PLACE
SUITE 300
HOUSTON, TEXAS 77084

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2019

Proxy Summary
This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before returning your proxy card. For more information regarding our 2018 financial and operational performance, please review our 2018 annual report to shareholders (our “2018 Annual Report”). The 2018 Annual Report, including financial statements, is first being mailed to shareholders together with this proxy statement and form of proxy card on or about March 29, 2019.

2019 Annual Meeting of Shareholders
Time and Date:     10:00 a.m., Central time, Thursday, May 9, 2019

Location:         Gulf Island Fabrication, Inc.
16225 Park Ten Place, Suite 260
Houston, Texas, 77084

Record Date:    March 21, 2019

Voting:
Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be voted on at the annual meeting.

Agenda and Voting Recommendations
The Gulf Island Board of Directors (the “Board”) is asking shareholders to vote on these matters:

Item	Proposal	Board Vote Recommendation	Page
1	Election of three director nominees	FOR each nominee	16
2	Advisory vote to approve the compensation of our named executive officers	FOR	37
3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019	FOR	40
4	Approval of an amendment to our articles of incorporation to increase the number of authorized shares of our common stock to 30,000,000	FOR	41
5	Approval of an amendment to our articles of incorporation to revise the special meeting threshold	FOR	43
6	Approval of certain other amendments to our articles of incorporation to conform to new Louisiana corporate law and current corporate governance practices	FOR	45

Director Highlights (page 17)
We have included summary information about each director nominee and each other director of the Company whose term will continue after the 2019 annual meeting in the table below. See “Information about the Directors, Director Nominees and Executive Officers” for additional information regarding our director nominees and directors.

Name	Class/ Term	Age	Director Since	Principal Occupation	Indep.	Board Committees
Robert M. Averick	II (2020)	53	2018	Portfolio Manager, Kokino LLC	Yes	• Compensation
Murray W. Burns	I (2019)	73	2014	Consultant, MBurns Consulting	Yes	• Compensation • Corporate Governance & Nominating
William E. Chiles	I (2019)	70	2014	Managing Partner, Pelican Energy Partners	Yes	• Compensation*
Gregory J. Cotter	II (2020)	70	1985	Wealth Management Consultant	Yes	• Audit*
Michael A. Flick	I (2019)	70	2007	Retired Banking Executive	Yes	• Corporate Governance & Nominating* • Audit • Compensation
Christopher M. Harding	II (2020)	68	2007	Private Investor	Yes	• Audit • Compensation
Michael J. Keeffe ***	III (2021)	67	2014	Retired Senior Audit Partner, Deloitte & Touche LLP	Yes	• Audit
John P. (Jack) Laborde **	II (2020)	69	1997	President, Overboard Holdings, L.L.C. and All Aboard Development Corporation	Yes	• Audit • Compensation • Corporate Governance & Nominating
Kirk J. Meche	III (2021)	56	2012	Chief Executive Officer of Gulf Island	No
Cheryl D. Richard	III (2021)	63	2018	Retired Executive, Conoco Philips	Yes	• Corporate Governance & Nominating
________________

*	Committee Chairman

**	Chairman of the Board

***	Financial Expert

2018 Performance Overview (page 21)
As more fully discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2018, we incurred operating losses of $19.7 million for 2018, primarily due to:

•
Under-Recovery of Overhead Costs. The under-recovery of overhead costs for our Fabrication, and to a lesser extent, Shipyard Divisions (including holding costs for our South Texas Properties sold during 2018);

•	Lower Margin Shipyard Backlog. The impact of lower margin backlog for our Shipyard Division related to previous project awards sold during a period of competitive pricing; and

•	Fabrication and Shipyard Project Losses. Losses on certain projects within our Fabrication and Shipyard Divisions.

Despite these challenges and the ongoing impact of the downturn in the oil and gas industry, during 2018 we made significant progress in our efforts to strengthen our liquidity and strategically reposition the Company to participate in the fabrication of petrochemical and industrial facilities, pursue offshore wind opportunities, enter the EPC industry, and diversify our customer base within all our operating divisions. Key accomplishments during 2018 included:

•
Sold South Texas Properties. Sold our Texas South Yard during the second quarter for net proceeds of $53.8 million and sold our Texas North Yard during the fourth quarter for net proceeds of $27.4 million, consistent with our strategy to monetize underutilized assets.

•
Improved Liquidity. Increased our cash and investments by approximately $70.0 million and extended the maturity date of our $40.0 million credit facility to mid-2020, consistent with our strategy to strengthen our liquidity.

•
Increased Backlog by 60%. Increased our backlog by approximately $134.0 million. Customer options, if exercised, would increase our backlog by an additional $534.0 million. Our increase in backlog was generated predominantly outside of the oil and gas sector, consistent with our strategy to diversify our customer base.

•
Completed Fabrication of Complex Modules. Completed the fabrication and timely delivery of four large modules for a new petrochemical facility in the U.S., consistent with our strategy to participate in the fabrication of petrochemical facilities.

•
Furthered our Offshore Wind Capabilities. Enhanced our offshore wind project management capabilities by leveraging our EPC Division and executed a cooperation agreement with a strategic partner for the pursuit and execution of offshore wind projects, consistent with our strategy to pursue offshore wind opportunities

•
Increased Profitability of Services Division. Increased the revenue and gross profit of our Services Division by approximately 35% and 172%, respectively, consistent with our strategy to improve and grow our profitable operations.

•
Grew Revenue and Reduced Overhead Costs. Increased our consolidated revenue by approximately $50.0 million, or approximately 29%, and reduced our overhead costs, consistent with our strategy to grow our business and improve the utilization of our facilities.

As we continue to reposition the Company for growth and profitability, our focus remains on our liquidity and securing meaningful new project awards and backlog in the near-term and generating operating income and cash flows from operations in the longer-term.

Compensation Highlights (pages 14 and 23)

•
Incentive Programs Payout Based on Performance. Annual incentive awards for 2018 for our named executive officers (“NEOs”) were based on specific targets related to EBITDA, safety, and individual performance. Based on our 2018 performance, our NEOs earned annual cash payouts representing 21% of their target annual cash incentive awards.

•
Salary Reductions During 2018; No Salary Increases Since 2014. Given the economic environment of the oil and gas and marine industries and challenges faced by the Company, effective May 1, 2018, the Board approved a 5% reduction in base salaries of our NEOs. In addition, our Compensation Committee has not increased base salaries for our NEOs since 2014.

•	Director Fee Reductions. Effective May 1, 2018, the Board approved a 10% reduction in the annual fees paid to our directors.

•	Additional Rigor for Long-term Performance Awards:

◦
Long-term performance awards granted in 2016, with a three-year performance period ending in 2018, would have resulted in a payout of 83% of target based on our total shareholder return (“TSR”) relative to a peer group. However, in light of the Company’s negative TSR results, the Compensation Committee and executive management agreed to reduce the payout of the 2016 long-term performance awards by 50%.

◦
Beginning with the long-term performance awards granted during 2017, the Compensation Committee approved the addition of a negative TSR modifier, which will reduce the ultimate payout of the awards if our TSR for the applicable performance periods is negative. As noted above, although this modifier did not apply to the 2016 awards, the Compensation Committee and executive management agreed to a similar reduction in payout for the 2016 long-term performance awards based on our negative TSR results.

•
“Double Trigger” Equity and Performance-Based Cash Awards. Vesting of equity awards will only accelerate in connection with a change of control if, within one year upon such change of control event, a participant’s employment is terminated without cause or terminated by the participant for good reason. Similarly, in connection with a change of control, the long-term performance-based cash awards granted to our executive officers will only accelerate and be payable at the target level in connection with a change of control if, within one year upon such change of control event, a participant’s employment is terminated without cause or terminated by the participant for good reason.

2018 Corporate Governance Highlights (page 12)
We prioritize developing and maintaining a corporate governance framework that promotes the long-term interests of our shareholders, strengthens accountability of our Board and management and engenders public trust in the Company. Our Board reviews on an ongoing basis evolving corporate governance practices and investor preferences. In furtherance of our commitment to strong governance and in response to feedback from our shareholders, we recently took steps to improve our practices. These recent changes or recommended changes are discussed below, and together with our ongoing practices evidence our commitment to corporate governance. For detail regarding our ongoing corporate governance practices, see “Corporate Governance; Our Board and its Committees - Commitment to Corporate Governance”.

2018 Corporate Governance Highlights
Majority Vote for Directors	The Board approved a majority voting standard for election of directors in an uncontested election.
Annual Board Evaluations	Each of our directors completed an annual evaluation of the full Board for the purpose of improving Board and committee processes and effectiveness.
Board Skills Assessment
The Board conducts an annual assessment of director experience, qualifications, attributes and skills needed for the Board to effectively oversee the interests of the Company. During 2018, our Corporate Governance and Nominating Committee retained a third-party director search firm to assist in an evaluation of the experience, qualifications, attributes and skills of the members of the Board in addition to a director search process.

Board Refreshment	We appointed two new directors to our Board and have committed to reduce the size of our Board from ten to eight directors by 2020.
Board Diversity
We adopted a formal board diversity policy, pursuant to which we strive to select director nominees with diverse backgrounds, experiences, skills and perspectives. In 2018, after a director search process, we appointed Ms. Richard as a Class III director.

Shareholder Right to Call a Special Meetings
Our shareholders holding a specific threshold percentage of votes may call a special meeting of shareholders. The Board approved a recommendation to the shareholders to amend and restate our articles of incorporation to, among other things, revise the threshold for shareholders to call a special meeting, which is included in Proposal No. 5 in this proxy statement to be voted on by our shareholders at this annual meeting.

Eliminate Supermajority Requirement
The Board approved a recommendation to the shareholders to amend and restate our articles of incorporation to, among other things, eliminate the supermajority vote requirements to amend our by-laws and certain provisions of our articles of incorporation and to approve certain transactions, which is included in Proposal No. 6 in this proxy statement to be voted on by our shareholders at this annual meeting.

Increase Stock Ownership Requirements of Directors	In 2018, the Board approved an increase in the stock ownership guidelines for directors from 5,000 shares to 15,000 shares.

Communications with our Board and Shareholder Engagement (page 12)
We believe it is important for our shareholders and interested parties to provide input on our business, the industry, our corporate governance and executive compensation practices, or any other item of shareholder interest. Shareholders and interested parties may contact the Board as provided below:

By Letter	By Telephone	By Email	In Person
Gulf Island Fabrication, Inc. 16225 Park Ten Place Suite 300 Houston, TX 77084	Kirk Meche 713-714-6100	Kirk Meche kmeche@gifinc.com	Annual Meetings 16225 Park Ten Place Suite 260 Houston, TX 77084

We welcome shareholder input to enable us to integrate insights from shareholders into Board discussions and decision-making processes. In response to discussions with certain of our shareholders, the Board implemented in 2018, or recommends to our shareholders at this annual meeting, certain changes to our governance structures, policies and practices highlighted above under “2018 Corporate Governance Highlights”.

Corporate Governance; Our Board of Directors and Its Committees
Our Board currently consists of ten members. Our Board met seven times during 2018. Our Board has established three standing committees: the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee. Each committee operates under a written charter adopted by our Board, and such charters, together with our Corporate Governance Guidelines, are available on our corporate governance page at www.gulfisland.com under “Investors.” Printed versions of these materials are available, free of charge, to any shareholder who requests them from the Corporate Secretary. The composition of each committee is reviewed annually by our Board. During 2018, each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all committees of our Board on which he or she served during the periods of his or her Board membership and committee service.

Board Leadership Structure
John P. (“Jack”) Laborde serves as Chairman of our Board and Kirk J. Meche serves as President and Chief Executive Officer. Our Board determined that separation of these roles would maximize management’s efficiency by allowing the Chief Executive Officer to focus on our day-to-day business and the Chairman of our Board to lead the Board of Directors in its fundamental role of providing guidance to, and oversight of, management. Our Corporate Governance Guidelines require the Chairman of the Board and Chief Executive Officer positions to be separate. Our Board periodically reviews the Company’s leadership structure and may make changes in the future as it deems appropriate.

Our Board believes that our independent directors, with the leadership of our Chairman of the Board, provide effective oversight of management. Moreover, in addition to feedback provided during the course of meetings of our full Board, the non-management directors are given the opportunity to meet in executive session at each regular meeting of our Board or more frequently, as needed. During 2018, Mr. Laborde served as Chairman for all executive sessions of the independent directors and acted as the liaison between the independent directors and the Chief Executive Officer. Our three standing committees are composed entirely of independent directors and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full Board or management.

Board Independence
On the basis of information solicited from each director, and upon the advice and recommendation of the Corporate Governance and Nominating Committee, our Board annually determines the independence of each of our then-current directors in connection with the nomination process. Further, in connection with the appointment of any new director to the board during the year, our board of directors makes the same determination. Our board of directors has determined that each of our current directors (specifically Ms. Richard and Messrs. Averick, Burns, Chiles, Cotter, Flick, Harding, Keeffe and Laborde) has no material relationship with the Company and are independent as defined in the director independence standards of listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), as currently in effect. In making this determination, our Corporate Governance and Nominating Committee, with assistance from the Company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management, and made a recommendation to our Board. In its review of director independence, our Board considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and family relationships any director may have with the Company or management.

Board Skills Matrix
The following table notes the breadth and variety of business experience that each of our current directors brings to the Company and which enable the Board to provide insightful leadership to the Company to advance its strategies and deliver returns to shareholders.

Director Experience and Skills Matrix
CEO or other Senior Executive Experience
Experience in senior leadership positions provides our Board with practical insights in developing and implementing business strategies, maintaining effective operations and driving growth, so that we may achieve our strategic goals.

9 of 10 directors
Industry Experience
Industry expertise and experience in each of energy or energy service, marine and industrial construction and fabrication allows the Board to develop a deeper understanding of our key business, its operations and key performance indicators in a competitive environment. In addition, industry expertise and experience provides the Board with awareness and know-how to help the Company cultivate and sustain growth in its industries and helps to maintain compliance with industry-related regulations.
8 of 10 directors
Accounting & Financial Experience
Experience as an accountant, auditor, financial expert or other relevant experience is critical to allowing the Board to oversee the preparation and audit of our financial statements and comply with various regulatory requirements and standards.
8 of 10 directors
Other Public Company Board Experience
Directors who serve or have served on the boards of other public companies understand the responsibilities of a public company and board and can provide insight on issues commonly faced by public companies gained from this experience.
7 of 10 directors
Capital Markets & Banking Experience
Experience overseeing investments and capital market transactions provides the Board with critical background, knowledge and skills that enhance the Company’s ability to raise capital to fund its operations and evaluate and implement capital allocation strategies.
5 of 10 directors
Legal & Regulatory Compliance Experience
Experience in the legal field or in regulated industries provides the Board with knowledge and insights in complying with government regulations and legal obligations, as well as identifying and mitigating legal and compliance risks.
7 of 10 directors
Cybersecurity
Cybersecurity risks are increasing for all industries, including the Company’s, and our Board members’ experience and expertise in this rapidly developing area are essential to mitigating cybersecurity risks and to the Company’s risk management, on the whole.
1 of 10 directors
Human Capital Management
Experience in human capital management, including employee development, diversity and equal employment opportunity initiatives, workplace health and safety, labor relations, workforce engagement and administration, and executive compensation, helps the Board and the Company recruit, retain and develop key talent, grow diversity of personnel at all levels throughout the Company and build strong relationships with our employees.
6 of 10 directors
Risk Management & Oversight
Experience overseeing complex risk management allows the Board to preemptively identify, assess and mitigate key risks and to design and implement risk management practices to protect shareholder return.
9 of 10 directors
Corporate Strategy & Business Development
Corporate strategy and business development experience enhances the Board’s ability to develop innovative solutions, including our business and strategic plans, and to drive growth in our competitive industry.
10 of 10 directors
Corporate Governance & Ethics
Directors with experience implementing governance structures and policies provide an understanding of best practices and key issues, enhancing our ability to maintain good governance and to execute new key governance initiatives.
10 of 10 directors
Independence
Directors who are “independent” under the rules of the SEC, listing exchanges and other entities allow the Board to provide unbiased oversight over the Company and to implement governance practices with integrity and transparency.
9 of 10 directors

In connection with our commitment to strong governance practices that deliver value to our shareholders, during 2018, our Corporate Governance and Nominating Committee retained a third-party director search firm to assist in an evaluation of the experience, qualifications, attributes and skills of the members of the Board and conduct an extensive and careful search to identify board candidates with highly additive skills and relevant experience to guide the Company’s ongoing transformation and maximize Board effectiveness, while being mindful of the Board’s desire to increase Board diversity. On October 15, 2018, the Board appointed Ms. Richard to serve as a Class III director as a result of this process.

Board Diversity, Tenure and Refreshment
We are committed to board diversity and board refreshment and we believe the Company’s policies and practices help to ensure a diversity of skills, experience, and tenure on the Board, promoting and supporting the Company’s long-term strategic goals. During 2018, the Board adopted a board diversity policy, appointed two new directors to the Board and has committed to reduce the size of the Board from ten to eight members following the 2020 annual meeting of shareholders.

Diversity Policy

On November 1, 2018, our Board adopted a formal Board Diversity Policy, which is available on our corporate governance page at www.gulfisland.com under “Investors.” The Board Diversity Policy is available in print to any shareholder who requests a copy. Pursuant to the policy, the Corporate Governance and Nominating Committee strives for inclusion of diverse groups, knowledge and viewpoints within the Board, considering various matters of diversity, including, but not limited to, gender, race, religion, sexual orientation and disability. The Corporate Governance and Nominating Committee seeks out highly qualified diverse candidates and evaluates each director nominee in the context of our Board composition as a whole, with the objective of nominating director candidates who can best perpetuate the success of our business, be effective directors in conjunction with our full Board and represent shareholder interests through the exercise of sound judgment. To that end, the Corporate Governance and Nominating Committee, when expanding the size of the Board or filling a vacancy on the Board, has committed to interviewing at least one candidate who would increase the gender, racial and/or ethnic diversity of the Board. To accomplish this, the Corporate Governance and Nominating Committee has sole authority to retain and terminate qualified independent external advisors, if it deems necessary, to conduct searches for candidates that help achieve the Board’s diversity objectives, and to approve such advisors’ fees and other retention terms.

Tenure and Refreshment

In 2018, we added two new directors to our Board. On October 15, 2018, Cheryl D. Richard was appointed to the Board to serve as a Class III director. On November 3, 2018, the Company appointed Robert M. Averick to the Board to serve as a Class II director, pursuant to the terms of the Cooperation Agreement (as defined in “Certain Transactions”). Further, under the terms of the Cooperation Agreement, immediately following the Company’s 2020 annual meeting of shareholders, the Company will reduce the size of the Board to no more than eight directors.

The appointments of Ms. Richard and Mr. Averick to our Board, coupled with our commitment to reduce the size of the Board following the Company’s 2020 annual meeting of shareholders, has increased diversity of gender and skills on our Board and will significantly decrease the average tenure of our directors.

Director Resignation Policy

The Board has adopted a director resignation policy. The policy requires that directors provide a written offer of resignation, which the Corporate Governance and Nominating Committee will consider and recommend to the Board whether to accept or reject, in the event that (1) an incumbent director nominee receives less than a majority of affirmative votes in an uncontested election; or (2) a director has a material change in his or her principal occupation, employment or business association or job responsibilities, including retirement, or receives an invitation to join another company board where a potential conflict of interest may arise.

In addition, subject to our articles of incorporation and by-laws, employee directors will resign from the Board when they retire, resign or otherwise cease to be employed by the Company.

Finally, the Board believes that a director should offer his or her resignation if there is a substantial conflict of interest between the director and the Company or the Board and such conflict cannot be resolved to the satisfaction of the Board.

Board’s Role in Risk Oversight
The Board, as a whole, directly oversees our strategic and business risks, including, among other items, risks related to operations, financing, competition, capital investments, reputation and cybersecurity, through regular interactions with our management and, from time-to-time, input from independent advisors. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are several ways our Board performs this function, including (i) receiving management updates on our business operations and financial results and discussing risks related to the business at each regular board meeting, (ii) receiving reports on all significant committee activities at each regular board meeting and (iii) evaluating the risks inherent in significant transactions as applicable.

Our Board believes that full and open communication between management and our Board is essential to effective risk oversight. Management is available to address any questions or concerns raised by our Board on risk management or any other matters, and any member of management may be requested to attend any meeting of the Board or of a committee, upon request of any non-management director. Our Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges and monitors the development and management of risks that impact our strategic goals.

The Board conducts certain risk oversight activities through its committees, which oversee specific areas and provide reports to the full Board regarding such committee’s considerations and actions. The Audit Committee reviews and considers financial, accounting, internal controls and regulatory compliance risks, including those that could arise from our accounting and financial reporting processes. The Audit Committee also reviews and monitors risks through various reports presented by our internal auditors and our independent registered public accounting firm (external auditors). The Compensation Committee reviews and considers risks related to our compensation policies, including incentive plans, to determine whether those plans subject the Company to material risks. The Corporate Governance and Nominating Committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with our Board leadership structure and corporate governance matters.

In carrying out its risk oversight responsibilities, the Board is active in overseeing management’s actions to refocus our business strategy and enhance our financial position. To ensure informed and effective oversight during a period of weak market conditions, in December 2018, the Board organized and attended a strategic planning retreat to discuss our strategic initiatives and to participate in the development of our strategic plan. The Board will continue to receive regular updates regarding management’s execution of the Company’s strategic initiatives. The Board will also continue to monitor the Company’s performance against its near-term and long-term strategic plans, including reviewing actual and forecast operating results on a regular basis to evaluate the status and success of management in the execution of the plans.

Board Evaluation Process

The Corporate Governance and Nominating Committee is responsible for overseeing the annual performance evaluation of the board. Annually, each director completes an evaluation of the full Board which is intended to provide each director with an opportunity to evaluate performance for the purpose of improving Board and committee processes and effectiveness. The detailed evaluation questionnaire seeks quantitative ratings and subjective comments in key areas of Board practice, and asks each director to evaluate how well the Board and its committees operate and to make suggestions for improvements. The Corporate Governance and Nominating Committee reviews the results and the assessment of Board performance is presented to the full Board. As needed the Corporate Governance and Nominating Committee recommends any areas of improvement for the Board to consider implementing.

Board Committees

The following table notes our committee structure and membership during 2018 (X - Member; C - Chairperson; FE - Financial Expert):

Director(1)	Corporate Governance and Nominating Committee	Audit Committee	Compensation Committee
John P. (“Jack”) Laborde	X	X	X
Robert M. Averick(2)			X
Murray W. Burns	X		X
William E. Chiles			C
Gregory J. Cotter		C
Michael A. Flick	C	X	X
Christopher M. Harding		X
Michael J. Keeffe		FE
Cheryl D. Richard	X
_______________

(1)	As a non-independent director, Mr. Meche does not serve as a member of any committee of the Board, all of which are composed entirely of independent directors.

(2)	Mr. Averick was appointed to the Compensation Committee in November 2018 pursuant to the Cooperation Agreement.

Our Board annually reviews and approves committee assignments at the annual Board meeting that immediately follows the annual shareholders meeting.
Audit Committee
The Audit Committee currently consists of the following five directors: Gregory J. Cotter (Chairman), Michael J. Keeffe (Financial Expert), Michael A. Flick, Christopher M. Harding and John P. Laborde. Our Board has determined that each of these directors is “independent” as such term is defined in the NASDAQ listing standards, including standards specifically governing audit committee members, and satisfies the additional requirements applicable to an audit committee member under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the Exchange Act). Our Board has determined that Mr. Keeffe is an “audit committee financial expert” as such term is defined within the applicable rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee met six times during 2018.

The Audit Committee’s primary function is to assist our Board in fulfilling its oversight responsibilities by monitoring (1) the quality and integrity of the accounting, auditing, disclosure controls and procedures, internal control over financial reporting and financial reporting practices of the Company, (2) the independent auditor’s qualifications and independence and (3) the performance of the Company’s independent auditors.

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee currently consists of the following four directors: Michael A. Flick (Chairman), Murray W. Burns, John P. Laborde and Cheryl D. Richard. Our Board has determined that each of these directors is “independent” as such term is defined in the NASDAQ listing standards. The Corporate Governance and Nominating Committee met seven times during 2018.

The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities by (1) identifying, considering and recommending to the Board candidates to be nominated for election or reelection to the Board or as necessary to fill vacancies and newly-created directorships, (2) monitoring the composition of the Board and its committees and making recommendations to the Board on membership of the committees, (3) maintaining the Company’s Corporate Governance Guidelines and recommending to the Board any advisable changes, (4) evaluating the effectiveness of the Board and its committees, (5) addressing any related matters required by the federal securities laws or NASDAQ, and (6) overseeing the succession plan process for each of the Company’s executive officers and the Chairman of the Board.

Compensation Committee; Compensation Committee Procedures
The Compensation Committee currently consists of the following five directors: William E. Chiles (Chairman), Robert M. Averick, Murray W. Burns, Michael A. Flick and John P. Laborde. Our Board has determined that each of these directors is “independent” as such term is defined in the NASDAQ listing standards, including standards specifically governing compensation committee members, and satisfies the additional requirements applicable for a compensation committee member under Rule 10C-1(b)(1) under the Exchange Act. Our Board has determined that each of the directors is a “non-employee director” as defined under Rule16b-3 under the Exchange Act. The Compensation Committee met six times during 2018.

The Compensation Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities by: (1) discharging the responsibilities of the Board relating to the compensation of the Company’s officers and directors and (2) administering the Company’s cash-based and equity-based incentive compensation plans. The Compensation Committee has overall responsibility for approving, evaluating and recommending to the Board all compensation plans of the Company and to administer and interpret such plans.

The Compensation Committee seeks the input of our Chief Executive Officer in connection with performance evaluations and compensation decisions for our other executive officers; however, our Chief Executive Officer is not present when the Compensation Committee meets to evaluate his performance nor when our Board determines his compensation.

The terms of our stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act. However, the Compensation Committee has not delegated this authority to date.

Compensation Committee Interlocks and Insider Participation
During 2018, none of Messrs. Chiles, Laborde, Averick, Flick and Burns, who comprised the Compensation Committee, were officers or employees of the Company or any of its subsidiaries or had any relationships requiring disclosure in this proxy statement as reportable transactions under “Certain Transactions,” and none of our executive officers served as a member of the compensation committee of another entity or as a director of another entity, one of whose executive officers served on the Compensation Committee or our Board. No member of the Compensation Committee is a former officer of the Company.

Commitment to Corporate Governance
We prioritize developing and maintaining a corporate governance framework that promotes the long-term interests of our shareholders, strengthens accountability of our Board and management and engenders public trust in the Company. As discussed in “2018 Corporate Governance Highlights”, in furtherance of our commitment to strong governance and in response to feedback from our shareholders, we recently took steps to improve our corporate governance practices, including a review of our articles of incorporation and by-laws in light of evolving provisions of Louisiana law, current corporate governance best practices, and the Company’s current circumstances. We will continue this commitment to act in the best interest of our shareholders by regularly reviewing and updating our corporate governance practices over time. Our dedication to good corporate governance is evidenced by the following:

Corporate Governance Highlights
Majority Vote for Directors	The Board approved a majority voting standard for election of directors in an uncontested election.
Board Independence	All of our non-employee director nominees are independent, and 9 out of 10 current directors are independent.
Committee Independence	Each of our board committees (audit, compensation and corporate governance and nominating) is 100% independent.
Non-executive Chairman	The roles of our Chairman and Chief Executive Officer are separate.
Annual Board Evaluations	Each of our directors completes an evaluation of the full Board each year for the purpose of improving Board and committee processes and effectiveness.
Board Skills Assessment
The Board conducts an annual assessment of director experience, qualifications, attributes and skills needed for the Board to effectively oversee the interests of the Company. During 2018, our Corporate Governance and Nominating Committee retained a third-party director search firm to assist in an evaluation of the experience, qualifications, attributes and skills of the members of the Board in addition to a director search process.

Board Refreshment	Last year, we appointed two new directors to our Board and have committed to reduce the size of our Board from ten to eight directors by 2020.
Board Diversity
In 2018, we adopted a formal board diversity policy, pursuant to which we strive to select director nominees with diverse backgrounds, experiences, skills and perspectives. In addition, in 2018, after a director search process, we appointed Ms. Richard as a Class III director.

Shareholder Right to Call a Special Meetings
Our shareholders holding a specific threshold percentage of votes may call a special meeting of shareholders. The Board approved a recommendation to the shareholders to amend and restate our articles of incorporation to, among other things, revise the threshold for shareholders to call a special meeting, which is included in Proposal No. 5 in this proxy statement to be voted on by our shareholders at this annual meeting.

Eliminate Supermajority Requirement
The Board approved a recommendation to the shareholders to amend and restate our articles of incorporation to, among other things, eliminate the supermajority vote requirement to amend our by-laws and certain provisions of our articles of incorporation and to approve certain transactions, which is included in Proposal No. 6 in this proxy statement to be voted on by our shareholders at this annual meeting.

Stock Ownership Guidelines
Our directors and executives are required to hold certain numbers of shares of our common stock and are prohibited from hedging or pledging the Company’s stock, subject to a limited exception for pledging. In 2018, our Board approved an increase the stock ownership guidelines for directors from 5,000 shares to 15,000 shares.

No Shareholder Rights Plan	We have not implemented a shareholder rights plan, or “poison pill.”
Executive Sessions	Our independent directors regularly meet in executive session without management present.
Governance Policies	We have adopted robust corporate governance guidelines and code of business conduct and ethics.

Communications with our Board and Shareholder Engagement
Our Board values communicating and engaging with our shareholders to understand their views on important business, corporate governance and executive compensation matters.

Any shareholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to the Chairman of the Board of Directors of Gulf Island Fabrication, Inc., 16225 Park Ten Place, Suite 300, Houston, Texas, 77084 or by email to kmeche@gifinc.com. The Chairman of our Board will forward the shareholder’s communication directly to the appropriate director or directors.

Our Board has adopted a policy that recommends that all directors personally attend all meetings of our shareholders. At the last annual meeting of shareholders held on April 25, 2018, all members of our Board were in attendance, except for Cheryl D. Richard and Robert M. Averick, who were not appointed to the Board until October 15, 2018 and November 3, 2018, respectively.

Ethics and Business Conduct Related Policies
The Company maintains a Code of Ethics (our “Code of Ethics”) for our Chief Executive Officer and senior financial officers and a Code of Business Conduct and Ethics, which applies to all employees and directors, including our Chief Executive Officer and senior financial officers. These codes are posted on our corporate governance page at www.gulfisland.com under “Investors.” These policies are available in print to any shareholder who requests a copy. Any substantive amendments to the Code of Ethics will be disclosed within four business days of such event on our website and will remain on our website for at least 12 months.

Director and Executive Officer Stock Ownership Guidelines
Our Corporate Governance Guidelines contain director and executive officer stock ownership guidelines that generally require (i) directors to hold at least 15,000 shares of the Company’s stock, including any unvested restricted stock or restricted stock units for the duration of their remaining tenure as a director of the Company, by the later of April 24, 2021 or five years from becoming a director; and (ii) executive officers to hold stock, including any unvested restricted stock or restricted stock units granted to them, in an amount equal to 2.0 times base salary in the case of the chief executive officer and 1.25 times base salary in the case of all other executive officers by the later of April 30, 2021 or five years from becoming subject to such guidelines.

Anti-Hedging and Pledging Policies
Pursuant to our Corporate Governance Guidelines, directors and executive officers are specifically prohibited from holding any Company stock in a margin account or engaging in any transaction that would have the effect of hedging the economic risk of ownership of their Company stock. Furthermore, directors and executive officers may not borrow against any account in which Company stock is held or pledge Company stock as collateral for a loan or for any other purpose, except that such insiders may pledge Company stock as collateral for a loan (not including margin debt) if:

•	such shares are not pledged as collateral for a margin loan;

•	such executive or director establishes that he or she has the financial capacity to repay the loan without resorting to the pledged securities;

•	such executive or director notifies the Corporate Secretary prior to the execution of documents evidencing the proposed pledge; and

•	such shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

Finally, any pledging of or trading in Company stock by directors and executive officers is subject to the additional restrictions set forth in our Insider Trading Policy, which is posted on our corporate governance page at www.gulfisland.com under “Investors” and available in print to any shareholder who requests a copy.

Consideration of Director Nominees
The Corporate Governance and Nominating Committee will regularly assess the appropriate size of our Board, as well as whether any vacancies on our Board are expected due to retirement or otherwise and whether such vacancies should be filled. In the event that any vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider various potential candidates for director who may come to the attention of our Board through current members of our Board, professional search firms or shareholders. Alternatively, the Corporate Governance and Nominating Committee may recommend that the Board reduce its size. Each candidate brought to the attention of the Corporate Governance and Nominating Committee, regardless of who recommended such candidate, is evaluated in the same manner.

The identification and evaluation of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of the Board from time to time. The Corporate Governance and Nominating Committee believes that each potential director nominee should be evaluated based on his or her individual merits, taking into account the Company’s needs and the composition of the Board at the time. As a result, the Corporate Governance and Nominating Committee has not set specific, minimum qualifications that directors must meet in order for the Corporate Governance and Nominating Committee to recommend them to the Board, other than being under the age of 78 at the time of his or her election.

In evaluating nominees for membership on our Board, the Corporate Governance and Nominating Committee considers the board membership criteria set forth in our diversity policy and in our Corporate Governance Guidelines. To that end, the Corporate Governance and Nominating Committee, when expanding the size of the Board or filling a vacancy on the Board, has committed to interviewing at least one candidate who would increase the gender, racial and/or ethnic diversity of the Board.

Consistent with these policies, the Corporate Governance and Nominating Committee consistently seeks directors with integrity and proven business judgment, management ability and a diverse mix of backgrounds and experiences to build a capable, responsive, balanced and effective Board. In reviewing the qualifications of potential director nominees, the Corporate Governance and Nominating Committee considers many factors, including accounting and financial expertise, capital markets and banking experience, cybersecurity and technology expertise, energy and energy service industry experience and expertise, environmental compliance and corporate responsibility expertise, senior corporate executive experience, human resources and compensation management experience, industrial construction and fabrication management experience, legal and regulatory compliance expertise, marine industry experience, shipbuilding industry experience and other public company board experience.

Upon the recommendations of the Corporate Governance and Nominating Committee, nominations of directors and related matters are voted upon by the independent directors while meeting in executive session without management present. Since Mr. Meche is a member of management and a non-independent director, he is not involved in the nominations process.

As set forth in our Corporate Governance Guidelines, our Corporate Governance and Nominating Committee will consider director candidates recommended by our shareholders for nomination for election to our Board. Any shareholder may suggest a nominee by sending the following information to our Board: (i) the proposing shareholder’s name, address and telephone number, (ii) the number of shares of our common stock beneficially owned by the proposing shareholder and the suggested nominee, (iii) the suggested nominee’s name, age, business and residential addresses and telephone number, (iv) a statement that the suggested nominee knows that his or her name is being suggested by the proposing shareholder, and that he or she has consented to being suggested and is willing to serve, (v) the suggested nominee’s resume or other description of his or her background and experience and (vi) the proposing shareholder’s reasons for suggesting that the individual be considered. The information should be sent to the Corporate Governance and Nominating Committee of our Board addressed as follows: Chairman - Corporate Governance and Nominating Committee of Gulf Island Fabrication, Inc., 16225 Park Ten Place, Suite 300, Houston, Texas, 77084.

In addition, we have advance notice procedures that permit a shareholder to present shareholder nominees at our annual shareholder meetings. For additional information regarding our advance notice procedures, see “Shareholder Proposals and Nominations for the 2020 Annual Meeting.”

Director Compensation
We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required by the Company to be an effective member of our Board. For 2018, the form and amount of director compensation was reviewed by the Compensation Committee and approved by our full Board, which includes Mr. Meche, our President and Chief Executive Officer.

Cash Compensation
In early 2017, following a review of director compensation by Aon Hewitt, the Compensation Committee’s independent consultant, the Board of Directors unanimously approved our non-employee director compensation program, consisting of the following cash components: (i) an annual fee paid to our Chairman of the Board of $140,000, (ii) an annual fee paid to each other non-employee director of $66,000, (iii) an additional annual fee of $12,000 paid to each of the chairs of the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee, and (iv) an additional annual fee of $12,000 paid to the Audit Committee Financial Expert. This program remained in effect until May 2018. Effective May 1, 2018, considering the economic environment of the oil and gas and marine industries and challenges faced by the Company, the Board approved a

10% reduction in the directors’ annual retainers, decreasing the Chairman’s annual fee to $126,000 and the other directors’ annual fee to $59,400. The additional fees paid to our committee chairs and the Audit Committee financial expert remained the same. Directors do not receive additional fees for attending meetings of our Board and its committees; however, all directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board and its committees. The table below summarizes total compensation paid to our directors.

Equity-Based Compensation
Each non-employee director also receives equity-based compensation under our stock incentive plans. Following Aon Hewitt’s review in early 2017, the Board of Directors unanimously approved an annual equity-based award to each of our non-employee directors with a grant date value of $75,000; provided, however, that in 2018, in light of industry conditions and the challenges faced by the Company, our Board approved a $10 floor price, which means that the per share value used to determine the number of shares subject to the award may not be less than $10 (capping the number of shares that may be subject to the award at 7,500).

Accordingly, on April 25, 2018, each of our then-current non-employee directors was granted 7,426 restricted stock units (“RSUs”), which vested on October 25, 2018, six months after the date of grant. Upon vesting, each RSU entitled the non-employee director to receive one share of our common stock, although each director, at his or her sole option, could elect to receive cash in lieu of shares of common stock for up to 50% of the vested award. Upon joining our Board in October and November 2018, respectively, each of Ms. Richard and Mr. Averick received a pro-rata equity-based award valued at approximately $18,750, representing 25% of the annual award value, which vest six months after the date of grant. Further, in accordance with the terms of the Cooperation Agreement, Mr. Averick will not receive any shares of common stock as compensation for his service as a director; therefore, his RSU award will be paid entirely in cash upon vesting. We expect to continue to make an annual grant of RSUs to our non-employee directors. As noted above, under our stock ownership guidelines, directors are required to own at least 15,000 shares of our common stock, no later than April 24, 2021 or five years after becoming a director, whichever is later.

2018 Director Compensation
The table below summarizes compensation earned for 2018 for each non-employee director serving as a director during 2018. Mr. Meche did not receive any compensation as a director, and his compensation as an executive of the Company is fully reflected in the 2018 Summary Compensation Table on page 30.

Name	Fees Earned or Paid in Cash(1)	Value of Stock Awards(2)	Total
Robert M. Averick	$14,850	$16,500	$31,350
Murray W. Burns	61,050	75,000	136,050
William E. Chiles	73,050	75,000	148,050
Gregory J. Cotter	73,050	75,000	148,050
Michael A. Flick	73,050	75,000	148,050
Christopher M. Harding	61,050	75,000	136,050
Michael J. Keeffe	73,050	75,000	148,050
John P. Laborde	129,500	75,000	204,500
Cheryl D. Richard	17,325	17,344	34,669
_______________

(1)	Reflects fees earned by the directors during 2018 for their service on our Board and its committees, as applicable.

(2)
Reflects the aggregate grant date fair value of RSUs. RSUs are valued on the date of grant at the closing sale price per share of our common stock. On April 25, 2018, each of our then-current non-employee directors was granted 7,426 RSUs, with a grant date fair value of $10.10 per RSU. Upon her election to the Board on October 15, 2018, Ms. Richard was granted 1,875 RSUs with a grant date fair value of $9.25 per RSU, and upon his election to the Board on November 3, 2018, Mr. Averick was granted 1,875 RSUs with a grant date fair value of $8.80 per RSU. The number of shares granted for both of these grants were determined using the $10.00 floor price referenced above. As of December 31, 2018, each of Ms. Richard and Mr. Averick had 1,875 outstanding unvested RSUs, and no other directors had any unvested RSUs.

PROPOSAL 1: ELECTION OF DIRECTORS
Our articles of incorporation provide for a Board of Directors consisting of three classes, with the number of directors to be set forth in our by-laws. Our by-laws allow for the number of directors constituting the entire Board of Directors to be a range of not less than three nor more than 12, with the exact number of directors to be fixed by a duly adopted resolution of the Board of Directors. The size of our Board is currently set at ten directors. The term of office of the Class I Directors will expire at the 2019 annual meeting and, in accordance with the recommendations of the Corporate Governance and Nominating Committee and the approval of the independent directors, our Board has nominated Murray W. Burns, William E. Chiles, and Michael A. Flick, the three persons listed as Class I director nominees in the table below, for election to our Board for a term expiring in 2022. Messrs. Burns, Chiles and Flick have each consented to being named as a nominee in this proxy statement and to serve as directors if elected.

Proxies cannot be voted more than one time for each of the three director nominees named in this proxy statement. In the unanticipated event that any nominee is unable to serve or for good cause will not serve as a candidate for director, the persons named in the accompanying proxy will vote your shares of our common stock for a substitute candidate nominated by our Board, unless otherwise directed.

Directors are elected by the affirmative vote of a majority of the votes cast with respect to each director (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), except in the event of a contested election, in which case directors are elected by the affirmative vote of a plurality of the votes cast (meaning the three director nominees who receive the highest number of votes “for” their election are elected). A contested election occurs when the number of nominees for director exceeds the number of directors to be elected.

In the event an incumbent director nominee does not receive a majority of the votes cast in an uncontested election, such director must tender his resignation to the Corporate Governance and Nominating Committee which will consider the director’s offer of resignation and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. For additional information regarding the vote required and treatment of abstentions and broker non-votes, see “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote “FOR” the election of each of the three Class I director nominees named in this proxy statement.

Information about the Directors, Director Nominees and Executive Officers
The following table sets forth, as of March 21, 2019, for each director nominee, each other director of the Company whose term will continue after the annual meeting, and each of our executive officers, the age, any positions with the Company, principal occupations and employment during the past five years, any family relationships among such persons and, if a director nominee or a director, each such person’s directorships in other public corporations during the past five years and the year that such person was first elected a director of the Company. We have also included information about each director and director nominee’s specific experience, qualifications, attributes, or skills that led the Corporate Governance and Nominating Committee to recommend, and the independent directors of our Board to approve, that such person should serve as one of our directors at the time we file this proxy statement, in light of our business and board structure. All executive officers serve at the pleasure of our Board. Each Class I director nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected.

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since

Nominees for Election as Continuing Class I Directors (term expires in 2022)

Murray W. Burns, 73
Mr. Burns has worked as a project management, engineering and business development consultant through MBurns Consulting since 2013. From 1980 to 2013, Mr. Burns was employed in various executive capacities by Technip USA, Inc. and its affiliates (“Technip”), which provide subsea, onshore/offshore and surface project management, construction and engineering. At Technip, his roles included: Vice President-Offshore Business Unit, Vice President-Topsides and Fixed Platforms, Vice President-Engineering Operations, Vice President-Engineering, President and COO (Technip Upstream Houston Inc.). From 1976 to 1980, Mr. Burns served as Project Manager, Group Manager, Manager of Facilities and Supervising Engineer with Petro-Marine Engineering, Inc., an engineering consulting firm specializing in services to the offshore petroleum and marine industries. Prior to 1976, Mr. Burns worked in various engineering capacities at Shell Oil Company, an oil and gas producer, marketer and manufacturer.

Mr. Burns’s experience and knowledge in engineering, fabrication, project execution and business development in the energy and offshore industries provide valuable insight and make him highly qualified to serve as a member of our Board, Compensation Committee and Corporate Governance and Nominating Committee.

2014

William E. Chiles, 70
Mr. Chiles currently serves as Managing Partner of Pelican Energy Partners, a position he has held since 2014. Pelican Energy Partners is a private equity fund specializing in energy services and manufacturing investments. From July 2004 to July 2014, Mr. Chiles served as President, CEO and a director of the Bristow Group, Inc., a publicly traded global provider of offshore aviation services to the energy industry, and search & rescue services to the UK Maritime Coast Guard Agency. Mr. Chiles retired as President and CEO of Bristow in July 2014 but continued to serve as a Senior Advisor and as CEO Emeritus through July 2016. From 2003 to 2004, he served as Executive Vice President and COO of Grey Wolf Inc., a publicly traded onshore oil and gas drilling company. From 2002 to 2003, he served as Vice President of Business Development of ENSCO International. In 1997, Mr. Chiles founded Chiles Offshore, Inc. (“Chiles II”), a company that constructed and operating mobile offshore drilling rigs and served as President and CEO until its merger with ENSCO International Incorporated (“ENSCO”) in 2002. In 1992, he founded Southwestern Offshore Corporation, another offshore drilling operator, and served as CEO and President until its acquisition by Cliffs Drilling Company (“Cliffs”) in 1996. From 1996 to 1997, he served as Senior Vice President-Drilling Operations for Cliffs. In 1977, he co-founded Chiles Offshore Inc. (“Chiles I”), and served as President and CEO until 1992. Chiles I was acquired by Noble Drilling in 1994. Prior to 1977, he began his career working offshore in the North Sea for Western Oceanic, Inc., where he served as VP - Domestic Operations in Lafayette, Louisiana. Mr. Chiles served on the board of directors of Basic Energy Services, a publicly traded provider of wellsite services to oil and natural gas drilling and producing companies, from 2003 until December 2016.

Mr. Chiles’ broad international experience and knowledge of the oil and gas industry and our customer base, as well as his executive experience with various publicly traded companies, make him highly qualified to serve as a member of our Board and as Chairman of our Compensation Committee.
2014

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since
Nominee for Election as Continuing Class I Director (term expires in 2022)

Michael A. Flick, 70
Mr. Flick is a retired banking executive. From 1970 to 1998, Mr. Flick was employed by First Commerce Corporation, a bank holding company, and First National Bank of Commerce, its wholly-owned subsidiary, in various executive capacities including Chief Credit Policy Officer, Chief Financial Officer and Chief Administrative Officer. Mr. Flick formerly served as a member of the board of directors of the Bristow Group, Inc., a publicly traded global provider of industrial aviation services to the energy industry, and search & rescue services to the UK Maritime Coast Guard Agency, from 2006 to 2016, including as chairman of the compensation committee.

Mr. Flick’s experience in the banking and financial services industries and his role as a Chief Financial Officer and his public company board experience provide him with extensive knowledge of financial reporting, legal and audit compliance and risk management, making him highly qualified to serve as a member of our Board and the Audit Committee, the Compensation Committee, and the Chairman of the Corporate Governance and Nominating Committee.

2007

Continuing Class II Directors (term expires in 2020)

Robert M. Averick, 53
Mr. Averick has worked as a Portfolio Manager since 2012 at Kokino LLC, a private investment firm that provides investment management services to Piton Capital Partners LLC. Since 2016, Mr. Averick has served as a member of the Board of Directors of Amtech Systems, Inc., a publicly traded manufacturer of capital equipment. Mr. Averick formerly served as a member of the Board of Directors of Key Technology, Inc., a manufacturer of process automation systems for food processing and other industries, from 2016 until the company’s sale in 2018.

Mr. Averick has more than 18 years of experience as a small-capitalization, value-driven public equity portfolio manager. His experience in finance, strategic planning and consulting, as well as his public company board experience, provide him with valuable skills and expertise and make him highly qualified to serve as a member of our Board and Compensation Committee.

Mr. Averick was appointed to the Board pursuant to a Cooperation Agreement by and among the Company, Piton Capital Partners LLC and Kokino LLC dated November 2, 2018. Piton currently owns in excess of 9% of the outstanding shares of the Company. Pursuant to the terms of the agreement, the Board appointed Mr. Averick to the Compensation Committee effective November 3, 2018.
2018

Gregory J. Cotter, 70
Mr. Cotter has worked as a wealth management consultant since 2009. He was employed by Huey Wilson Interest, Inc., a business management service company, and its affiliates in various executive capacities, including Director, President, Chief Operating Officer and Chief Financial Officer from 1989 through 2008. Mr. Cotter served as Director, President, and Chief Operating Officer of a publicly traded multi-bank holding company from 1986 to 1988 and as Senior Vice-President and Chief Financial Officer of H.J. Wilson Co. Inc., a publicly traded retailer, from 1977 to May 1985.

Mr. Cotter’s extensive career in the banking and financial industries, as well as his public company executive and board experience, including as Chief Financial Officer, provide him with a knowledge of financial reporting, accounting and controls as well as a knowledge of operations and make him highly qualified to serve on our Board and as Chairman of our Audit Committee.

1985

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since
Continuing Class II Directors (term expires in 2020)

John P. (“Jack”) Laborde, 69
Mr. Laborde has served as Chairman of our Board since 2013. Since 2002, he has served as President of Overboard Holdings, L.L.C. (“Overboard”), a management company engaged in oil and gas exploration and development, and since 1997, as President of All Aboard Development Corporation (“All Aboard”), an independent oil and gas exploration and production company. All Aboard is currently managed by Overboard. Mr. Laborde has also served as President of AVOCA, LLC (“AVOCA”) since 2014. AVOCA holds land and mineral rights in South Louisiana. Mr. Laborde was employed by the Company from 1992 until 1996 in various capacities, including International Marketing Manager. Prior to 1992, he worked as an engineer for Exxon Co. USA, an international oil and gas company, and in various capacities for Ocean Drilling & Exploration Company, an offshore drilling company, and Murphy Oil Corporation, an oil and gas exploration company.

Mr. Laborde’s knowledge of engineering, construction and oil and gas operations, as well as his experience managing and overseeing the expansion of businesses, makes him a valued member as Chairman of our Board, and as a member of the Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee.

1997

Christopher M. Harding, 67
Mr. Harding has worked as a private investor since 2014. From 2012 to 2014, he served as Vice President of Horton Wison Deepwater, a technology development company specializing in deepwater applications. From 2009 to 2012, Mr. Harding was employed as Executive Vice President of GL Noble Denton, an offshore consultancy & marine warranty surveyor. Mr. Harding served as President of the engineering division of Technip USA, Inc. (“Technip”), a company that provides subsea, onshore/offshore and surface project management, construction and engineering, from 1999 to 2004. He founded and served as President of Genesis Oil & Gas Consultants, a privately-owned consulting and engineering firm serving both independent and international oil and gas companies, from 1988 until its acquisition by Technip in 1998.

Mr. Harding’s experience in the engineering and construction and offshore industries, as well as international operations makes him highly qualified to serve on our Board and as a member of the Audit Committee.
2007

Continuing Class III Directors (term expires in 2021)

Kirk J. Meche, 56
Mr. Meche has served as Chief Executive Officer of the Company since 2013. He has held a variety of positions at the Company, including President since 2009; Chief Operating Officer from 2009 to 2012; and Executive Vice President-Operations of the Company from 2001 to 2009. From February 2006 to October 2006, Mr. Meche worked as President and Chief Executive Officer of Gulf Marine Fabricators, L.P., a wholly-owned subsidiary of the Company. From 2001 until 2006, he served as President and Chief Executive Officer of Gulf Island, L.L.C., a wholly-owned subsidiary of the Company. From 1999 to 2001, he worked as President and Chief Executive Officer of Southport, Inc., a wholly-owned subsidiary of the Company. Mr. Meche worked as a Project Manager for the Company from 1996 to 1999. Prior to joining the Company, he held various engineering positions for J. Ray McDermott and McDermott, Inc., engineering, procurement, construction and installation companies, from 1985 to 1996.

Mr. Meche’s experience in the energy and marine construction industries, in particular his over 20 years of experience in various leadership roles with the Company and over 30 years in the industry, provides him with knowledge of managing operations and overseeing the expansion of businesses and makes him highly qualified to serve as a member of our Board.
2,012

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since
Continuing Class III Directors (term expires in 2021)

Michael J. Keeffe, 67
Prior to his retirement in 2011, Mr. Keeffe was a Senior Audit Partner with Deloitte & Touche LLP (“Deloitte”). He has 35 years of public accounting experience at Deloitte directing financial statement audits of public companies, principally in the oil field service, engineering and construction and offshore industries, most with significant international operations. He also served as a risk management and quality assurance partner in the firm’s consultation network. Mr. Keeffe currently serves on the board and as chair of the audit committee of Ultra Petroleum Corp., a publicly traded exploration and production company.

Mr. Keeffe’s extensive accounting and financial expertise, particularly in our industry and related industries, makes him highly qualified to serve as a member of our Board and financial expert of the Audit Committee.
2014

Cheryl D. Richard, 63
Ms. Richard is a retired oil and gas executive, with more than 30 years of experience in the energy industry, including service with upstream, offshore drilling and related companies. From 2003 to 2010, Ms. Richard served as Senior Vice President of Human Resources & Information Technology for Transocean Ltd., a publicly traded offshore drilling contractor. From 2000 to 2003, she served as Vice President of Human Resources for Chevron Phillips Chemical Company, a chemical production and supply company and, from 1980 to 2000, in various leadership roles for Conoco Phillips, a publicly traded oil and gas exploration and production company. Ms. Richard holds a certificate in cybersecurity from the CERT Division of Carnegie Mellon University. Ms. Richard currently serves on the Supervisory Board of SBM Offshore N.V., a publicly traded offshore oil and gas production and services company.

Ms. Richard’s broad experience in our industry, along with her expertise in human resources and knowledge of cybersecurity, makes her highly qualified to serve as a member of our Board and the Corporate Governance and Nominating Committee.
2018

Current Executive Officers not Serving as Directors

Westley S. Stockton, 47
Mr. Stockton became Executive Vice President of Finance, Chief Financial Officer, Treasurer and Secretary on September 12, 2018. Prior to joining the Company, Mr. Stockton served as Senior Vice President and Chief Accounting Officer for Chicago Bridge & Iron Company N.V. (“CB&I”), an engineering, procurement and construction company, and prior to that served in senior leadership positions within financial operations and mergers and acquisitions for CB&I beginning in 2002. From 1994 to 2002, Mr. Stockton, a certified public accountant, worked in public accounting for PricewaterhouseCoopers and Arthur Andersen in audit-related roles.

Todd F. Ladd, 52
Mr. Ladd became Chief Operating Officer in February 2014 and was appointed Executive Vice President in February 2015. Mr. Ladd previously served as Vice President and General Manager of the Company from July 2013 to February 2014. Mr. Ladd has over 25 years industry experience in the offshore fabrication industry. From 2001 to 2013, Mr. Ladd served as a partner and Senior Project Manager with Paloma Energy Consultants, an offshore construction project management firm. From April 1996 to August 2001, Mr. Ladd served as a Project Manager for Gulf Island, L.L.C., a subsidiary of the Company. Mr. Ladd also served as Production Engineer and Facility Engineer at McDermott Marine Construction from January 1988 through March 1996.

Executive Compensation
Compensation Discussion and Analysis

Executive Summary

Introduction

This section of the proxy describes and analyzes our executive compensation program for 2018 for our named executive officers (our “NEOs”) listed below.

•	Kirk J. Meche, President and Chief Executive Officer

•	Todd F. Ladd, Executive Vice President and Chief Operating Officer.

•	Westley S. Stockton, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

•	David S. Schorlemer, Former Executive Vice President, Chief Financial Officer, Treasurer and Secretary

In this Compensation Discussion and Analysis, we first provide an Executive Summary of our actions and highlights from 2018. We next explain the principles that guide our Compensation Committee’s (the “Committee's”) executive compensation decisions and recommendations and the process we follow when setting executive compensation. We next discuss each component of executive compensation for 2018, including the actual results realized for each NEO in 2018. Finally, we summarize our executive compensation policies. You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our NEOs (see Proposal 2), as it contains information that is relevant to your voting decision.

2018 Company Performance

As more fully discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2018, we incurred operating losses of $19.7 million for 2018, primarily due to:

•
Under-Recovery of Overhead Costs. The under-recovery of overhead costs for our Fabrication, and to a lesser extent, Shipyard Divisions (including holding costs for our South Texas Properties sold during 2018);

•	Lower Margin Shipyard Backlog. The impact of lower margin backlog for our Shipyard Division related to previous project awards sold during a period of competitive pricing; and

•	Fabrication and Shipyard Project Losses. Losses on certain projects within our Fabrication and Shipyard Divisions.

Despite these challenges and the ongoing impact of the downturn in the oil and gas industry during 2018, we made significant progress in our efforts to strengthen our liquidity and strategically reposition the Company to participate in the fabrication of petrochemical and industrial facilities, pursue offshore wind opportunities, enter the EPC industry, and diversify our customer base within all our operating divisions. Key accomplishments during 2018 included:

•
Sold South Texas Properties. Sold our Texas South Yard during the second quarter for net proceeds of $53.8 million and sold our Texas North Yard during the fourth quarter for net proceeds of $27.4 million, consistent with our strategy to monetize underutilized assets.

•
Improved Liquidity. Increased our cash and investments by approximately $70.0 million and extended the maturity date of our $40.0 million credit facility to mid-2020, consistent with our strategy to strengthen our liquidity.

•
Increased backlog by 60%. Increased our backlog by approximately $134.0 million, Customer options, if exercised, would increase our backlog by an additional $534.0 million. Our increase in backlog was generated predominantly outside of the oil and gas sector, consistent with our strategy to diversify our customer base.

•
Completed Fabrication of Complex Modules. Completed the fabrication and timely delivery of four large modules for a new petrochemical facility in the U.S., consistent with our strategy to participate in the fabrication of petrochemical facilities.

•
Furthered our Offshore Wind Capabilities. Enhanced our offshore wind project management capabilities by leveraging our EPC Division and executed a cooperation agreement with a strategic partner for the pursuit and execution of offshore wind projects, consistent with our strategy to pursue offshore wind opportunities

•
Increased Profitability of Services Division. Increased the revenue and gross profit of our Services Division by approximately 35% and 172%, respectively, consistent with our strategy to improve and grow our profitable operations.

•
Grew Revenue and Reduced Overhead Costs. Increased our consolidated revenue by approximately $50.0 million, or approximately 29%, and reduced our overhead costs, consistent with our strategy to grow our business and improve the utilization of our facilities.

As we continue to reposition the Company for growth and profitability, our focus remains on our liquidity and securing meaningful new project awards and backlog in the near-term and generating operating income and cash flows from operations in the longer-term.

Pay Philosophy

The Committee is responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage between pay, Company performance, and returns for shareholders, while at the same time discouraging unnecessary or excessive risk-taking. The Committee seeks to increase shareholder return by rewarding performance with cost-effective compensation and ensuring that we attract and retain the best executive talent available. While our executive officer compensation program is simple in design, we believe it serves the Company well by providing a mix of annual cash compensation, including base salary and performance-based annual incentive awards, and long-term performance awards through our long-term incentive program (“LTIP”). Our executive compensation program is designed to align the interests of our management with those of our shareholders. Our primary compensation principle, pay for performance, supports this objective. For example, our annual cash incentive program for our NEOs for 2018 included key performance indicators for EBITDA and safety, and the performance awards under our long-term incentive program are tied to TSR over a three-year period compared to an industry peer group.

Approximately 84% of our targeted CEO pay for 2018, and 79% of our other NEO targeted pay for 2018, is subject to risk with 50% for our CEO and 48% for our other NEOs contingent upon our financial and operational performance and long-term shareholder return (based on target grant date value of long-term incentive awards).

Key Characteristics of our Executive Compensation Program Aligned with Shareholder Interests

We design our executive compensation program to be performance driven, competitive with the market and responsibly governed to mitigate excessive risk-taking.

Strong Alignment with Shareholders (What We Do)
☑ Pay for Performance. We emphasize variable pay contingent upon a combination of financial and operational performance and long-term shareholder return.

☑ Stock Ownership Guidelines. We reinforce the alignment of shareholders and our executives and directors by requiring that specific target levels of stock ownership be met and subsequently maintained.

☑ Independent Oversight. The Compensation Committee is comprised of independent directors and engages the services of an independent compensation consultant.

☑ Performance-Based Long-Term Incentives. We grant performance-based long-term incentive awards for which value is contingent upon our total shareholder return relative to an industry peer group.

☑ Shareholder Engagement. We engage with shareholders to discuss matters of interest.

☑ Increased Rigor of Performance Awards. Beginning in 2017, we include a negative TSR modifier in our long-term performance awards, which will reduce payout opportunities if TSR is negative.

☑ Comprehensive Risk Assessment. The Compensation Committee continually monitors compensation policies, programs and practices with its independent compensation consultant and outside counsel to ensure that they discourage excessive risk taking.

☑ Cap Annual Cash Incentive Awards and LTIP Awards. Our annual cash incentive awards and long-term performance awards include a cap on the maximum payout.

☑ Clawback Policy. If an individual engages in gross negligence or intentional misconduct resulting in (i) a restatement of the Company’s financial statements and/or (ii) an increase in an incentive award payable to such individual, the Company may recover all or a portion of an award made under the Company’s annual incentive program or the performance-based component of the Company’s long-term incentive program.

Strong Governance Principles (What We Do Not Do)
☒ Tax Gross-ups. No excise tax gross-ups.

☒ Pledging or Hedging Company Stock. Prohibitions on hedging and limitations on pledging of Company stock by directors and executive officers. See also “Our Board of Directors and Its Committees - Anti-Hedging and Pledging Policies” on page 13.

☒ Automatic Base Salary Increases. The base salaries of our NEOs are reviewed annually and have not been increased since 2014.

     ☒ Guaranteed Bonuses. No guaranteed annual or multi-year bonuses.

☒ Perquisites. No significant compensation in the form of perquisites for NEOs.

☒ Dividend Equivalents. In the event the Company pays dividends, no dividend equivalents are paid on any unearned restricted stock unit awards.

☒ Employment Agreements. The Company has no employment agreements with executive officers.

2018 Compensation Program Highlights

•
Incentive Programs Payout Based on Performance. Annual incentive awards for 2018 for our NEOs were based on specific targets related to EBITDA, safety, and individual performance. Based on our performance for 2018, our NEOs earned annual cash payouts representing 21% of their target annual cash incentive awards.

•
Salary Reductions During 2018; No Salary Increases Since 2014. Given the Company’s performance and the economic environment of the oil and gas and marine industries and challenges faced by the Company, effective May 1, 2018, the Board approved a 5% reduction in base salaries for the Company’s management personnel, including our NEOs. In addition, the Committee has not increased base salaries for our NEOs since 2014.

•	Additional Rigor for Long-term Performance Awards:

◦
Long-term performance awards granted in 2016, with a three-year performance period ending in 2018, would have resulted in a payout of 83% of target based on our total shareholder return (“TSR”) relative to a peer group. However, in light of the Company’s negative TSR results, the Compensation Committee and executive management agreed to reduce the payout of the 2016 long-term performance awards by 50%.

◦
Beginning with the long-term performance awards granted during 2017, the Compensation Committee approved the addition of a negative TSR modifier, which will reduce the ultimate payout of the awards if our TSR for the applicable performance periods is negative. As noted above, although this modifier did not apply to the 2016 awards, the Compensation Committee and executive management agreed to a similar reduction in payout for the 2016 long-term performance awards based on our negative TSR results.

•
“Double Trigger” Equity and Performance-Based Cash Awards. Vesting of equity awards will only accelerate in connection with a change of control if, within one year upon such change of control event, a participant’s employment is terminated without cause or terminated by the participant for good reason. Similarly, in connection with a change of control, the long-term performance-based cash awards granted to our executive officers will only accelerate and be payable at the target level in connection with a change of control if, within one year upon such change of control event, a participant’s employment is terminated without cause or terminated by the participant for good reason.

Strong Historical Support of Say-on-Pay

At our 2018 annual meeting, we held a non-binding shareholder advisory vote on executive compensation (“say-on-pay”). Similar to results in the previous year, our shareholders approved our 2018 executive compensation, with more than 88% of voting shareholders casting their vote in favor of the say-on-pay resolution, excluding abstentions and broker non-votes which are not considered votes cast. The Committee considered the results of the 2018 say-on-pay vote as affirmation by our shareholders of our executive compensation program. Nevertheless, the Committee continues to monitor our executive compensation program in the context of current and emerging market practice.

Re-evaluation of our Executive Compensation Program for 2019

In light of the Company’s recent performance and the continuing downturn in the oil and gas industry, the Committee is currently in the process of re-evaluating our annual and long-term incentive programs for 2019. The Committee is committed to establishing programs that continue to meet our stated goals of ensuring an appropriate linkage between pay, Company performance, and returns for shareholders, while also ensuring that we attract and retain the best executive talent available. The Committee will revise our executive compensation program, as it believes necessary, to strengthen alignment with shareholder perspectives and address changing business, industry and economic conditions.

Compensation Decision-Making Process

The Committee engaged Aon Hewitt in 2018 as its independent compensation consultant to review compensation practices and policies. Aon Hewitt provides various executive compensation services to our Committee, including advising our Committee on our annual and long-term incentive programs, selection of an appropriate peer group, evolving industry practices and providing market information and analysis regarding the competitiveness of our program design. Consistent with our Committee’s policy, Aon Hewitt does not provide, and has not provided, any services to the Company’s management. As required by SEC rules, the Committee has assessed the independence of Aon Hewitt and concluded that Aon Hewitt’s work did not raise any conflicts of interest. A representative of Aon Hewitt attends meetings of our Committee when requested by the Committee chairman and communicates with our Committee chairman between meetings; however, our Committee makes all recommendations regarding the compensation of our executive officers to the Board for its approval.

Although we have not formally benchmarked our compensation to the compensation paid by our peers and competitors, the Committee uses peer compensation data prepared by Aon Hewitt to evaluate whether the executive compensation levels paid to the Company’s executive officers, including base salary and annual and long-term incentive targets, are in line with our energy and marine construction industry peers. During 2018, the Committee, with input from Aon Hewitt, determined that the previous industry peer group used by the Company was out of alignment with the Company’s current position in the market and was thus no longer an appropriate group for compensation comparisons. Working with Aon Hewitt, the Committee approved a new industry peer group consisting of 14 companies (only five of which were included in our prior industry peer group) similar to the Company in industry focus and in size, with a median annual revenue of $280 million at year end 2017.

The following table sets forth each of the market references our Committee used in 2018 in analyzing the competitiveness of our executive pay packages. In combination, these market references help to define our “competitive market” for executive compensation.

Survey and Proxy Peer Group Data	Description
Industry Proxy Peers (our “Proxy Peer Group”)
Represents a select group of 14 comparable companies within the energy services and marine industries that have operations similar in industry focus and size (based on annual revenue) to the Company. This group provides a direct comparison to named executive officers at companies with which we compete for talent. The list includes: CARBO Ceramics Inc., Dril-Quip, Inc., ENGlobal Corporation, Frank’s International N.V., Gulfmark Offshore, Inc., Hercules Offshore, Inc., Hornbeck Offshore Services, Inc., Independence Contract Drilling, Inc., Key Energy Services, Inc., Natural Gas Services Group, Inc., Parker Drilling Company, Pioneer Energy Services Corp., RigNet, Inc., and Tidewater Inc.

Oil & Gas Industry Surveys
Multiple surveys reflecting compensation among oil and gas industry companies with revenues comparable to the Company. These surveys provide industry-specific reference-points from a broader sample of companies and positions than those included in our Proxy Peer Group.

The Committee considered both market references, but generally relied on the Proxy Peer Group data as the primary source for its named executive officers. Following a review of the Aon Hewitt 2018 compensation analysis, the Committee believes that target total direct compensation of our NEOs falls within the competitive range of the marketplace 50th percentile.
For purposes of measuring the Company’s TSR, which is used by the Committee to calculate the payout for our long-term performance awards granted in 2016 through 2018, the Committee uses the Simmons & Company Offshore Construction Services & Infrastructure Group (the “Simmons TSR Group”). While we do not necessarily compete for executive talent with each of the companies within the Simmons TSR Group, the Simmons TSR Group provides the Committee with an independently selected group of public companies from the offshore construction services industry against which to measure TSR performance.

As of December 31, 2018, the following companies were included in the Simmons TSR Group:

Simmons TSR Group
Helix Energy Solutions Group, Inc.	Prosafe SE
McDermott International Inc.	Saipem SpA
MODEC, Inc.	SBM Offshore N.V.
Oceaneering International, Inc.	Subsea 7 SA

Our Chief Executive Officer attends the Committee’s meetings, assists in the Committee’s evaluation of Company and executive officer performance (other than himself), and recommends the specific elements and amounts of compensation to be paid to the executive officers. Our Chief Executive Officer is not present or otherwise involved when the Committee reviews his performance and develops recommendations regarding his compensation.

The Committee typically meets following the end of each calendar year to review the performance of the Company and its executives. At this meeting, all compensation recommendations are made, including recommendations regarding adjustments to the annual base salaries of the executive officers, if any, as well as determination of payouts under our annual and long-term incentive programs for completed years and establishment of performance measures and targets for the current year's programs. The Committee has not delegated authority to any officer to grant equity awards. The Board of Directors typically makes compensation decisions based on the Committee’s recommendations at a separate meeting of the Board of Directors following the Committee meeting.

Components of Executive Compensation

The principal components of our executive officer compensation program for 2018 were salaries, annual cash incentives, and long-term incentive compensation. The Committee reviewed and quantified all components of our NEOs’ compensation, including salary, annual cash incentives, and non-equity and equity long-term incentive compensation, the current value of outstanding non-equity and equity awards, and the incremental cost to the Company of all perquisites and other benefits for 2018, and determined that such officers’ total compensation in the aggregate is reasonable and not excessive.

Salaries
Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. The actual salaries of our NEOs are based on their individual levels of responsibility and the Committee’s general knowledge of the competitive compensation levels in the energy and marine industries. With respect to the relevant base salaries of our peer or survey groups referenced above, Aon Hewitt’s 2018 compensation analysis found that our executive base salaries are, on average, within the competitive range of the 50th percentile of the comparative groups. The Committee has not recommended base salary increases since 2014, and effective May 1, 2018, the Board, following the Committee and management’s recommendation, approved a 5% reduction in the salaries of our NEOs serving at the time. Mr. Stockton joined the Company effective September 12, 2018 with an annual base salary of $330,000, which reflected the 5% reduction applicable to the other NEOs’ salaries. The table below describes the changes to our NEOs’ base salaries during 2018.

Named Executive Officer	Base Salary as of January 1, 2018	Base Salary as of May 1, 2018	Reduction
Mr. Meche	$500,000	$475,000	$25,000
Mr. Ladd	350,000	332,500	17,500
Mr. Stockton	n/a	n/a	n/a
Mr. Schorlemer	340,000	323,000	17,000

Annual Cash Incentives

The Company maintains an annual cash incentive program to reward selected executive officers and other key employees for their contributions based on achievement of certain annual performance objectives. Consistent with prior year programs, in early 2018 the Committee recommended and the Board approved, the performance measures and targets applicable to the annual cash incentive program for 2018, which included performance objectives and defined targets related specifically to (i) financial performance (EBITDA), (ii) safety (Lost Time Incident Rate (“LTIR”) and Total Recordable Incident Rate (“TRIR”)), and (iii) individual performance.

The Committee believes that these are appropriate measures on which to base our annual cash incentives because they are directly tied to management’s success in growing our business and will drive our executives to improve operational execution, efficiencies and profitability. The Committee continually monitors the measures and targets to assure their competitiveness and that the targets are consistent with the compensation strategy for incentive compensation and for total compensation without encouraging excessive risk-taking. With respect to the EBITDA targets for 2018, the Committee recommended lower targets than in 2017 due to the current economic environment of the oil and gas and marine industries and challenges faced by the Company and its competitors in general. The Committee also increased the rigor of the LTIR measure, requiring perfect performance for 2018 to achieve maximum payout.

The table below summarizes the 2018 performance measures and targets established by the Board, and the determination of annual cash incentives paid for 2018 performance to all of our NEOs:

2018 Annual Program Structure and Results

Performance Measure	Weighting	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Payout
EBITDA (1)	60%	$1,000,000	$3,000,000	$6,000,000	$(4,952,000)	0% of Target
LTIR	12.5%	0.16	0.08	0	0.08	100% of Target
TRIR	12.5%	1.34	0.95	0.63	1.19	71.2% of Target
Individual Performance (2)	15%	n/a	n/a	n/a	(2)	(2)
______________

(1)	EBITDA is a non-GAAP measure. Our calculation of EBITDA for purposes of establishing our EBITDA target and determining the actual EBITDA amount is detailed below (in thousands).

2018
Operating loss	$(19,665)
Add: depreciation and amortization	10,350
Add: asset impairments	4,363
EBITDA	$(4,952)

(2)	No amounts were awarded for 2018 individual performance.

Under the annual cash incentive program, each executive has a target annual incentive (expressed as a percent of base salary), with a threshold equal to 50% of target and a maximum equal to 200% of target. If actual results fall between performance levels, payouts are determined by using straight-line interpolation. Notwithstanding the Company's performance, the Committee retains the right to reduce or eliminate the payout amounts.

The actual annual cash incentive payouts for our NEOs as compared to their target payouts for 2018 were as follows:

Named Executive Officer	Base Salary (1)	Target Annual Cash Incentive (% of base salary)	Target Annual Cash incentive		Earned Incentive (% of target) - see table above	Earned incentive
Mr. Meche	$483,359	100%	$483,359		21.41%	$103,487
Mr. Ladd	338,352	80%	270,682		21.41%	57,953
Mr. Stockton	100,061	80%	80,049	(3)	100.00%	80,049
Mr. Schorlemer(2)	323,000	80%	258,400		—%	—
______________

(1)	Represents each executive’s annual base salary after the reductions applied in May 2018. For Mr. Stockton, amount represents his actual earnings for 2018.

(2)	Upon his resignation from the Company effective August 15, 2018, Mr. Schorlemer forfeited his right to payment of the annual cash incentive payout.

(3)
Mr. Stockton, who joined the Company in September 2018, was not a participant in the Company’s standard annual incentive program for 2018. As part of his sign-on arrangement, his bonus for 2018 is prorated based on his target of 80% of his base salary.

Long-term Incentive Awards
2018 Program Awards
Under our long-term incentive program, our NEOs receive a combination of time-based awards (designed to promote retention and stock ownership) and performance-based awards (designed to reward stock price growth). Consistent with the structure of the program in recent years, in February 2018, the Committee set a target long-term incentive payout amount for each executive employed at the time, and that amount was divided equally between RSUs and performance awards based on target values.

Named Executive Officer	Total Target LTI Award Value	Number of RSUs Granted (1)	Target Value of RSUs	Target Value of Performance Awards Granted (2)
Mr. Meche	$2,000,000	86,580	$1,000,000	$1,000,000
Mr. Ladd	1,000,000	43,290	500,000	500,000
Mr. Stockton (3)	n/a	n/a	n/a	n/a
Mr. Schorlemer (4)	1,000,000	43,290	500,000	500,000
______________

(1)	Based on $11.55, the closing price of the common stock on February 21, 2018.

(2)
The value of these awards reflected in the Summary Compensation Table on page 30 is the grant date fair value determined for accounting purposes using the Monte Carlo simulation model, which applies a valuation factor to the target award to estimate the probable outcome of the conditions and thus results in a lower value than the target value included above.

(3)	Mr. Stockton joined the Company in September 2018 and did not participate in the full 2018 long term incentive program, although he received a grant of 50,000 RSUs upon joining the Company.

(4)	Upon his resignation from the Company effective August 15, 2018, Mr. Schorlemer forfeited his right to all his long-term incentive awards.

The RSUs vest ratably over a three-year period. The performance awards are payable in cash between 0% and 150% of the target value following the end of a three-year performance period based on our TSR relative to a group of peer companies. Since 2016, given the low trading price of our common stock, and to limit the dilutive effects to the Company and its shareholders of equity-based awards, the Committee has recommended that the performance-based component of the program be a cash award instead of a traditional equity award.
Payout of the performance awards following the end of the performance period is based on the following matrix; provided, however, that beginning with performance awards granted in 2017 if the Company’s TSR is negative, the payout value of the award will be reduced by 50%:

Relative TSR Performance	Payout (% of target award earned)(1)
Threshold / <30th Percentile	-%
Threshold / 30th Percentile	50%
Target / 60th Percentile	100%
Maximum / 90th Percentile or higher	150%
_______________

(1)	Payouts for performance between the performance targets shown above are determined using straight-line interpolation.

Settlement of 2016 Performance Awards

In February 2019, the Committee certified the results of the performance awards granted in 2016 to our executive officers. These performance awards had a three-year performance period ending December 31, 2018, and vesting and payout was based on the Company’s TSR compared to the TSR of the Simmons TSR Peer Group (see page 25 for information about the companies in the Simmons TSR Peer Group applicable to the 2016 performance awards). The executives could earn between 0% and 150% of the target performance award based on the Company’s TSR percentile compared to the peer companies. As of the end of the performance period, our TSR for the 2016 long-term performance awards was in the 50th percentile of the peer group, which would have resulted in a payout of 83% of the target award. However, in light of the Company’s negative TSR results, the Committee and executive management agreed to reduce the payout of the 2016 long-term performance awards by 50%.

Perquisites. We also provide very limited perquisites and personal benefits to certain of our NEOs, consisting of automobile related expenses and disability benefits.

Post-Employment Compensation. We maintain a retirement plan qualified under Section 401(k) of the Internal Revenue Code that is available to all qualified employees. Our NEOs participate in this retirement plan under the same terms as all eligible employees. In addition, we have change of control agreements with all of our current NEOs. We believe that severance protections, when provided in the context of a change of control transaction, can play a valuable role in attracting and retaining key executives. The occurrence, or potential occurrence, of a change of control transaction can create uncertainty regarding the continued employment of our executive officers. This uncertainty occurs because many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during a critical time when their prospects for continued employment following the transaction are often uncertain, we have elected to provide severance benefits if their employment is terminated by the Company without cause or, in limited circumstances, by the executive for good reason in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change of control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections in our change of control arrangements.

We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment within 24 months for our Chief Executive Officer or 18 months for our other executive officers following a change of control (i.e., a “double trigger”). In addition, accelerated vesting of long-term incentive awards in connection with a change of control is only triggered by an actual or constructive termination of employment following a change of control. This treatment of the equity and performance awards in connection with a change of control applies to all award recipients, not just our NEOs. In addition, performance awards granted to our executive officers are converted to time-based awards at their targeted values immediately upon a change of control.

The benefits provided to our NEOs in connection with a termination following a change of control are described below under “Potential Payments upon Termination or Change of Control.”

Executive Compensation Policies

Stock Ownership Guidelines and Retention Requirements for Officers

Our Board has adopted stock ownership guidelines for directors, executive officers and other key employees that are included in our Corporate Governance Guidelines, which are posted on our website, www.gulfisland.com, under the “Investors” caption. Executive officers are required to hold Company common stock (including 50% of any unvested restricted stock or RSUs in an amount equal to 2.0 times base salary for our Chief Executive Officer and 1.25 times base salary for our other executive officers. Officers are expected to reach this level of holdings on or prior to the later of April 30, 2021, or the five-year anniversary of the date they first became subject to the stock ownership guidelines.

To the extent any executive officer or other key employee subject to the stock ownership requirements fails to satisfy this requirement at any time as a result of a decline in the price of the Company’s common stock, such officer is prohibited from selling any shares until such time as he or she regains compliance with the stock ownership requirements.

Clawback Policy

Beginning with the long-term incentive program awards in 2015, the Company included a clawback provision in all of its award agreements enabling the Company to recover a portion or all of the annual and/or long-term incentive compensation granted to an executive or other key employee if the officer or other key employee engaged in grossly negligent or intentional misconduct that (i) required the Company to restate its financial statements and/or (ii) resulted in an increase in the amount of incentive compensation that would otherwise be payable to such individual. Additionally, all of our award agreements provide that they are subject to any clawback policies the Company may adopt in the future in order to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Committee on February 27, 2019.

William E. Chiles
Robert M. Averick
Murray W. Burns
Michael A. Flick
John P. Laborde

Executive Compensation Tables
The table below summarizes the total compensation paid to or earned by our NEOs. The amounts represented in the “Stock Awards” column reflect the estimated fair value of the equity and performance awards on the grant date and do not necessarily reflect the income that will ultimately be realized by our NEOs for these awards. Messrs. Meche, Ladd, Stockton and Schorlemer were our only executive officers during 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Kirk J. Meche - President and Chief Executive Officer	2018	$483,359	$—	$1,520,200	$103,439	$12,512	$2,119,510
	2017	500,000	—	1,539,995	125,000	33,975	2,198,970
	2016	500,000	—	1,180,880	766,608	12,607	2,460,095
Todd F. Ladd - Executive Vice President and Chief Operating Officer	2018	338,352	—	760,000	57,926	12,512	1,168,790
	2017	350,000	—	769,998	70,000	33,975	1,223,973
	2016	350,000	—	590,440	451,301	8,378	1,400,119
Westley S. Stockton (4) - Executive Vice President, Chief Financial Officer and Treasurer	2018	100,061	80,049	472,500	—	3,595	656,205
David S. Schorlemer (5) - Former Executive Vice President, Chief Financial Officer and Treasurer	2018	218,732	—	760,000	—	369	979,101
	2017	340,000	—	616,006	63,750	940	1,020,696

___________

(1)	Amounts shown reflect the aggregate grant date fair value of RSUs and long-term performance awards granted during the applicable year, as follows:

Name	Year	RSU Awards	Performance Awards	Total
Mr. Meche	2018	$1,000,000	$520,000	$1,520,000
	2017	999,995	540,000	1,539,995
	2016	550,880	630,000	1,180,880
Mr. Ladd	2018	500,000	260,000	760,000
	2017	499,998	270,000	769,998
	2016	275,440	315,000	590,440
Mr. Stockton	2018	472,500	n/a	472,500
Mr. Schorlemer	2018	500,000	260,000	760,000
	2017	400,006	216,000	616,006
The RSU amounts reported in the table for 2018 reflect the aggregate grant date fair value of the awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The grant date fair value of the RSUs was determined based on the closing price of our common stock on the grant date. The long-term performance awards are payable based on the Company’s TSR relative to a peer group. The grant date fair value of the performance awards granted in 2018 was determined using a Monte Carlo simulation model to estimate the probable outcome of the conditions. The Monte Carlo model utilizes multiple inputs to produce distributions of TSR for the Company and each of the applicable peer companies to calculate the fair value. The maximum amounts that may be earned under the 2018 performance awards were as follows: Mr. Meche - $1.5 million, and for each of Mr. Ladd and Mr. Schorlemer - $750,000. As noted previously, Mr. Schorlemer forfeited this award upon his resignation. Refer to the Grants of Plan-Based Awards table on the next page for further details.

(2)
See the Grants of Plan-Based Awards table below and “Annual Cash Incentives” beginning on page 26 for additional information regarding the structure and payout opportunities under our annual cash incentive program.

(3)
For 2018, includes (i) premium payments under a long-term disability insurance plan, which premium payments are attributable to benefits in excess of those benefits provided generally for other employees, and (ii) an automobile allowance. During 2016, we ceased matching and profit-sharing contributions under our 401(k) plan to all of our employees. A summary of all other compensation for 2018 is set forth below:

Name	Automobile Allowance	Disability Insurance Premiums	Total
Mr. Meche	$12,000	$512	$12,512
Mr. Ladd	12,000	512	12,512
Mr. Stockton	3,500	95	3,595
Mr. Schorlemer	—	369	369

(4)
Mr. Stockton joined our Company as Executive Vice President, Chief Financial Officer, Treasurer and Secretary on September 12, 2018. As previously discussed, upon joining the Company, Mr. Stockton received a grant of 50,000 RSUs and a prorated bonus based on his target of 80% of his base salary for 2018, as he was not a participant in the Company’s long term incentive program or annual cash incentive program for 2018.

(5)	Mr. Schorlemer resigned from the Company as Executive Vice President, Chief Financial Officer and Treasurer, effective August 15, 2018.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Date of Grant	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Kirk J. Meche
Annual Cash Incentive (1)	2/21/2018	$169,176	$483,359	$966,718	--	--	--	--	--
Restricted Stock (2)	2/21/2018	--	--	--	--	--	--	86,580	$1,000,000
Performance Award(3)	2/21/2018	--	--	--	$500,000	$1,000,000	$1,500,000	--	--
Todd F. Ladd
Annual Cash Incentive (1)	2/21/2018	118,423	270,682	541,363	--	--	--	--	--
Restricted Stock (2)	2/21/2018	--	--	--	--	--	--	43,290	500,000
Performance Award(3)	2/21/2018	--	--	--	250,000	500,000	750,000	--	--
Westley S. Stockton (4)
Restricted Stock (2)	9/12/2018	--	--	--	--	--	--	50,000	472,500
David S. Schorlemer (5)
Annual Cash Incentive (1)	2/21/2018	90,440	258,400	516,800	--	--	--	--	--
Restricted Stock (2)	2/21/2018	--	--	--	--	--	--	43,290	500,000
Performance Award(3)	2/21/2018	--	--	--	250,000	500,000	750,000	--	--
______________

(1)
For 2018, under the annual cash incentive program, each executive had a target award based on a multiple of salary, with the amount to be earned based on the Company’s performance relative to EBITDA and safety measures, as well as individual performance. The amounts reported represent the estimated threshold, target and maximum possible annual cash incentive payouts that could have been received by each NEO pursuant to the annual cash incentive program for 2018. The estimated amounts in the “Target” column were approved by the Board upon the recommendation of the Compensation Committee and reflect 100% of base salary for Mr. Meche and 80% of base salary for each of our other NEOs. The threshold amounts above represent the assumed achievement of the minimum threshold performance targets for each of the EBTIDA and Safety measures and 0% payout for the individual performance targets, which would result in a payout of 35% of the target payout. The maximum amounts above represent payout of 200% of the target payout. As noted previously, Mr. Stockton joined the Company in September 2018 and was not a participant in the Company’s standard annual cash incentive program. For more information, see “Annual Cash Incentives” beginning on page 26.

(2)	Represents a grant of RSUs that will vest in one-third increments on each of the first three anniversaries of the grant date.

(3)
Represents a long-term performance award which will be paid in cash based on the Company’s relative TSR at the end of a three-year performance period beginning January 1, 2018, and ending December 31, 2020. For more information, see “Long-Term Incentive Awards” beginning on page 27.

(4)
Mr. Stockton joined the Company in September 2018 and was not a participant in the Company’s standard annual cash incentive program for 2018. As part of his sign-on arrangement, he was eligible to receive a prorated bonus based on his target of 80% of his base salary for 2018, provided he remained employed through the end of the year.

(5)	Upon his resignation from the Company effective August 15, 2018, Mr. Schorlemer forfeited all of his outstanding incentive awards.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2018, our NEOs had the following outstanding equity awards:

`		Stock Awards (1)
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Vesting Schedule
Kirk J. Meche	2/25/2016	20,313	$144,660	100% on February 25, 2019
	2/22/2017	49,937	360,545	50% on February 22, 2019 and on the next anniversary thereof
	2/21/2018	86,580	625,108	33% on February 21, 2019 and on the next two anniversaries thereof
Todd F. Ladd	2/25/2016	10,157	73,334	100% on February 25, 2019
	2/22/2017	24,969	180,276	50% on February 22, 2019 and on the next anniversary thereof
	2/21/2018	43,290	312,554	33% on February 21, 2019 and on the next two anniversaries thereof
Westley S. Stockton	9/12/2018	50,000	361,000	33% on September 12, 2019 and on each of the next two anniversaries thereof
David S. Schorlemer	n/a	n/a	n/a	n/a
______________

(1)
In addition to the stock awards reflected in the table as of December 31, 2018, the executives had the following outstanding performance awards, which are denominated in and payable in cash but are considered share-based awards under ASC Topic 718 due to their payout being based on the Company’s achievement of a relative TSR performance measure after a three-year performance period:

Name	Grant Date	Performance Awards			Last Day of Performance Period
		Threshold*	Target	Maximum
Mr. Meche	2/25/2016 3/10/2017 2/21/2018	$500,000 $500,000 $500,000	$1,000,000 $1,000,000 $1,000,000	$1,500,000 $1,500,000 $1,500,000	December 31, 2018* December 31, 2019 December 31, 2020
Mr. Ladd	2/25/2016 3/10/2017 2/21/2018	$250,000 $250,000 $250,000	$500,000 $500,000 $500,000	$750,000 $750,000 $750,000	December 31, 2018* December 31, 2019 December 31, 2020
*In February 2019, the Committee determined that the 2016 performance awards were earned at 83% of target value.

(2)	Amounts are valued based upon the closing price of our common stock on December 31, 2018 of $7.22.

Vested Stock

The following table sets forth certain information regarding the vesting of RSUs during 2018, for each of our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Kirk J. Meche	61,845	$704,175
Todd F. Ladd	34,386	388,547
Westley S. Stockton	—	—
David S. Schorlemer	9,988	115,857
______________

(1)	Includes shares issuable upon vesting of restricted stock and RSUs.

(2)	Value realized on vesting is based upon the closing price of our common stock on the vesting date.

Potential Payments upon Termination or Change of Control

Change of Control Agreement-Mr. Meche. In February 2018, we entered into a change of control agreement with Mr. Meche. This agreement entitles Mr. Meche to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. The agreement provides that if, during the 24-month period following a change of control, the Company or its successor terminates Mr. Meche other than by reason of death, disability or cause, or Mr. Meche voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus (as defined below) for the year in which he was terminated;

•
a lump-sum cash payment equal to 2.0 times the sum of (a) Mr. Meche’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to Mr. Meche during the three fiscal years immediately preceding the termination date; and

•
continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date Mr. Meche accepts new employment.

Change of Control Agreement-Mr. Ladd. In February 2018, we entered into a change of control agreement with Mr. Ladd. This agreement entitles Mr. Ladd to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. The agreement provides that if, during the 18-month period following a change of control, the Company or its successor terminates Mr. Ladd other than by reason of death, disability or cause, or Mr. Ladd voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus (as defined below) for the year in which he was terminated;

•
a lump-sum cash payment equal to 1.5 times the sum of (a) Mr. Ladd's base salary in effect at the time of termination and (b) the highest annual bonus awarded to Mr. Ladd during the three fiscal years immediately preceding the termination date; and

•
continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date Mr. Ladd accepts new employment.

Change of Control Agreement-Mr. Stockton. In December 2018, we entered into a change of control agreement with Mr. Stockton. This agreement entitles Mr. Stockton to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. The agreement provides that if, during the 18-month period following a change of control, the Company or its successor terminates Mr. Stockton other than by reason of death, disability or cause, or Mr. Stockton voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus (as defined below) for the year in which he was terminated;

•
a lump-sum cash payment equal to 1.5 times the sum of (a) Mr. Stockton’s base salary in effect at the time of termination and (b) the greater of the highest annual bonus awarded to Mr. Stockton during the three fiscal years immediately preceding the termination date or his target annual bonus for the year of termination; and

•
continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date Mr. Stockton accepts new employment.

In addition, the above described agreements provide that if the executive terminates his employment during the respective protected period following a change of control by reason of death, disability or retirement, the Company or its successor shall pay to the executive or his legal representative any accrued but unpaid salary and a pro-rata bonus for the year in which he was terminated. The pro-rata bonus shall be calculated based on the average of the annual bonuses received by the executive in the three most recently completed fiscal years prior to the termination date (or, for Mr. Stockton, his target bonus if higher), and multiplying such amount by the fraction obtained by dividing the number of days in the year through the date of termination by 365. Also, each of the above described agreements provides that any payments under such agreement are conditioned upon the executive fulfilling the nondisclosure and proprietary rights obligations set forth in the agreement, which will remain in effect for a period of two years after termination of the executive’s employment and may be offset by any damages owed to the Company for the executive’s breach of his nondisclosure and proprietary rights covenant contained in such agreement.

For purposes of the agreements, a “change of control” will generally have occurred upon:

•	the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the Company’s common stock;

•
our incumbent board of directors and individuals whose election or nomination to serve on our board was approved by at least two-thirds of our board and not related to a proxy contest ceasing for any reason to constitute at least a majority of our board;

•	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company; or

•	approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

No Excise Tax Gross-Ups. We do not provide excise tax gross-up protections in any of our change of control arrangements with our executive officers. If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

Award Agreements under the Long Term Incentive Program. The terms of our outstanding awards under our long-term incentive program (which include RSUs and performance awards) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain limited circumstances described below. In addition, a change of control alone will not automatically result in an acceleration of the vesting of outstanding awards (as discussed above).

The following summarizes the effect of a termination of employment under certain scenarios on the outstanding long-term incentives held by our NEOs:

•
Restricted Stock Units- Except in the context of a change of control, upon a recipient’s termination for any reason, all outstanding unvested RSUs will be forfeited. In connection with a change of control, the RSUs will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year following the change of control.

•
Performance Awards - Unless otherwise noted below, termination of employment results in forfeiture of the performance awards. Upon a recipient’s termination of employment due to death, disability, retirement or by the Company without cause, a pro rata portion of the award (reflecting the portion of the performance period before termination) will not be forfeited nor accelerate, but will remain outstanding and vest following the end of the performance period, provided the applicable performance condition is met. In the event of a change of control, outstanding performance awards will convert into a time-based cash award at the target level, which will vest on the earlier of the last day of the applicable performance period or the date the recipient is terminated without cause or terminates for good reason.

The following table quantifies the potential payments to our NEOs under the contracts, arrangements or plans discussed above, in connection with a termination of employment by the Company without cause or by the NEO with good reason following a change of control, assuming a December 31, 2018, termination date, and where applicable, using the closing price of our common stock of $7.22 (as of December 31, 2018).

Name	Pro-Rata Bonus	Severance Payment	Performance Awards (1)	RSUs (Unvested and Accelerated)(1)	Health Benefits	Total
Kirk J. Meche	$380,536	$2,483,216	$2,000,000	$1,132,313	$10,526	$6,006,591
Todd F. Ladd	220,434	1,175,702	1,000,000	566,164	10,526	2,972,826
Westley S. Stockton	264,000	891,000	—	361,000	10,526	1,526,526
____________________________

(1)	The performance awards convert to time-based awards at the target values.

(2)
As discussed in the narrative preceding the table, pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

The table above does not include amounts that may be payable under our 401(k) plan, or amounts that are not accelerated as a result of the termination or change of control, such as accrued salary or pro-rata bonus payments for the year of termination. In addition, the table does not include Mr. Schorlemer, who resigned from the Company effective August 15, 2018 and who did not receive any compensation as a result of the termination of his employment.

Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Mr. Meche, our chief executive officer, to the median of the annual total compensation of our other employees. We determined our median employee based on gross taxable wages for 2017 (annualized in the case of full- and part-time employees who joined the Company during 2017) of each of our 1,028 employees (excluding the Chief Executive Officer) as of December 31, 2017. There has been no change in our employee population or employee compensation arrangements since the end of 2017 that we reasonably believe would significantly impact our pay ratio disclosure, although during 2018, the median employee identified for 2017 terminated employment with us. As a result, in accordance with applicable SEC rules, we are calculating our CEO pay ratio for 2018 using another employee, who had substantially similar compensation to that of the employee used for our 2017 pay ratio calculation. The annual total compensation of our median employee for 2018 was $62,024. As disclosed in the Summary Compensation Table appearing on page 30, Mr. Meche’s annual total compensation for 2018 was $2,119,510. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was approximately 34 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934 and the rules of the SEC (commonly referred to as a “say-on-pay” vote). This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and our compensation philosophy and practices as disclosed under the “Executive Compensation” section of this proxy statement. This disclosure includes the “Compensation Discussion and Analysis” and the executive compensation tables and accompanying narrative disclosures.

At last year’s annual meeting, we provided our shareholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our NEOs as disclosed in our proxy statement for the 2018 annual meeting of shareholders. Our shareholders approved the say-on-pay proposal, with more than 88% of the total votes cast voted for the proposal. This year we are again asking our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of Gulf Island Fabrication, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2019 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement-our “Compensation Discussion and Analysis” (including its “Executive Summary”), the executive compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this advisory vote is not binding, our Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our NEOs. Following the recommendation of our shareholders at our 2017 annual meeting, we will hold a say-on-pay vote at each annual meeting until the next required vote of our shareholders regarding the frequency of say-on-pay. As such, it is expected that the next say-on-pay vote will occur at our 2020 annual meeting. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance; Our Board of Directors and Its Committees-Communications with our Board and Shareholder Engagement.”

Approval of this proposal requires the affirmative vote of at least a majority of the votes cast at the annual meeting (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). For additional information regarding the vote required and the treatment of abstentions and broker non-votes, see “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

Audit Committee Report
The Audit Committee of the Company is composed of five directors and operates under a written charter adopted by the Board of Directors, which is posted on the Company’s corporate governance page at www.gulfisland.com under “Investors.” The current members of the Audit Committee, Gregory J. Cotter (Chairman), Michael A. Flick, Christopher M. Harding, John P. Laborde and Michael J. Keeffe, are independent as such term is defined under the NASDAQ listing standards.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee is responsible for monitoring the financial reporting process but is not responsible for preparing the Company’s financial statements or auditing those financial statements. Those are the responsibilities of management of the Company and the Company’s independent registered public accounting firm, respectively.

During 2018, management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed and discussed with management, RSM US LLP (the Company’s outsourced internal auditors) and Ernst & Young LLP (“E&Y”) (the Company’s independent registered public accounting firm) management’s report on internal control over financial reporting and E&Y’s report on its audit of the Company’s internal control over financial reporting, both of which are included in the Company’s annual report on Form 10-K for the year ended December 31, 2018.

Appointment of the Company’s Independent Registered Public Accounting Firm; Financial Statement Review
In accordance with the Audit Committee’s charter, the Audit Committee appointed E&Y as the Company’s independent registered public accounting firm for 2018. The Audit Committee has reviewed and discussed the Company’s audited financial statements for 2018 with management and E&Y. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and E&Y provided an audit opinion to the same effect.

The Audit Committee has received from E&Y the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board (the “PCAOB”), “Communication with Audit Committees Concerning Independence”, and has discussed with E&Y its independence from the Company and management. The Audit Committee has also discussed with E&Y the matters required to be discussed by PCAOB Auditing Standard No. 1301, "Communication with Audit Committees and other applicable auditing standards”.

In addition, the Audit Committee discussed with E&Y the overall scope and plans for its audit, and the Audit Committee has met with E&Y and management to discuss the results of E&Y’s examination, E&Y’s understanding and evaluation of the Company’s internal controls as E&Y considered necessary to support its opinion on the financial statements for 2018, and various factors affecting the overall quality of accounting principles applied in the Company’s 2018 financial statements.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements referred to above in the Company’s annual report on Form 10-K for the year ended December 31, 2018.

Internal Audit
The Audit Committee also reviews the Company’s outsourced internal audit function, and discusses with the internal auditors the scope of their audit plan, and has met with the internal auditors to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the Company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal auditors were also given the opportunity to meet with the Audit Committee without management being present to discuss these matters.

Dated: February 26, 2019
The Audit Committee:

Gregory J. Cotter,	Michael A. Flick	Christopher M. Harding	Michael J. Keeffe	John P. Laborde
Chairman

Independent Registered Public Accounting Firm
Fees and Related Disclosures for Accounting Services
The following table summarizes fees for services provided by our independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees	$725,300	$805,828
Audit-Related Fees	—	15,000
Tax Fees	—	—
All Other Fees	—	—
Total	$725,300	$820,828

The Audit Committee has considered and determined that the provision of the above services is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures. The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and tax services, for the upcoming or current fiscal year, subject to a specified cost estimate. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee in increments of $10,000. In addition, if fees for any pre-approved service exceed the previously approved cost estimate, then payment of additional fees for such service must be specifically pre-approved by the Audit Committee.

At each regularly-scheduled Audit Committee meeting, management updates the Audit Committee on the scope and anticipated cost of any service pre-approved by the Audit Committee since the last meeting of the Audit Committee, as well as the projected fees for each service or group of services being provided by our independent registered public accounting firm.

Each service provided by our independent registered public accounting firm was approved in advance by the Audit Committee, and none of those services required use of the de minimis exception to the pre-approval requirement contained in the SEC rules.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP has served as our independent registered public accounting firm providing auditing and financial services since their engagement in 1997. In February 2019, the Audit Committee appointed Ernst & Young LLP to serve as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2019. Although we are not required to seek shareholder approval of this appointment, we have elected to do so. No determination has been made as to what action the Audit Committee and our Board would take if our shareholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Approval of this proposal requires the affirmative vote of at least a majority of the votes cast at the annual meeting (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). For more information regarding the vote required and the treatment of abstentions and broker non-votes, see “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of our independent registered public accounting firm.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES
General
Our Board has determined that it is advisable and in our shareholders’ best interests to increase the number of authorized shares of common stock from 20,000,000 to 30,000,000 shares, no par value per share. Accordingly, shareholders are asked to approve an amendment to our articles of incorporation to effectuate such increase.

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock and will not affect the relative voting power or equity interest of any shareholder, except for such effects as may be attendant to any future issuance of shares. This amendment to increase the shares of authorized common stock will not change the current number of issued shares.

Reasons for the Proposed Increase
The Board strongly believes that the increase in the number of authorized shares of common stock is necessary to provide the Company with a sufficient number of authorized shares of common stock available for general corporate purposes including, but not limited to: (i) issuing common stock to attract and retain employees and consultants; (ii) raising additional capital; and (iii) pursuing potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, business combinations and investments. We do not presently have any current plans, agreements, commitments or arrangements regarding the issuance of the additional 10,000,000 shares of our common stock that would be newly authorized upon the increase to our authorized common stock.

The Board believes that having such authorized shares of common stock available for issuance in the future will give the Company greater flexibility and may allow such shares to be issued without the expense and delay of an additional special shareholders’ meeting unless such approval is expressly required by applicable law. Although the future issuance of additional shares would dilute the relative ownership interests of existing shareholders, the Board believes that having the flexibility to issue additional shares in appropriate circumstances could increase the overall value of the Company to its shareholders.

Effects of the Proposed Increase
If shareholders approve this amendment, the additional authorized shares of common stock will have rights identical to the currently outstanding shares of our common stock. The proposed amendment will not affect the par value of the common stock, which will remain at no par per share.

The additional authorized shares of common stock by the approval of the proposed amendment could be issued by our Board without further vote of our shareholders except as may be required in particular cases by our articles of incorporation, the Louisiana Business Corporations Act (the “LBCA”) or other applicable law, regulatory agencies or NASDAQ rules. There are no cumulative voting, preemptive, subscription or conversion rights associated with our Common Shares, which means that current shareholders do not have a right to purchase any new issue of common stock, or securities that are convertible into common stock, in order to maintain their proportionate ownership interests in the Company; therefore, any future issuance of additional shares of common stock will reduce the current shareholders’ percentage ownership interest in the total outstanding shares of common stock.

The proposed amendment to our articles of incorporation to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), the additional shares of common stock that would become available for issuance if this proposed amendment is approved could also be used by us, subject to our fiduciary duties, to oppose a hostile takeover attempt or to delay or prevent changes in control.

If shareholders approve the proposal to amend our articles of incorporation to, among other things, increase the number of authorized shares of common stock, the Company intends to promptly file amended and restated articles of incorporation with the Secretary of State of the State of Louisiana shortly following the 2019 annual meeting of shareholders. The amended and restated articles of incorporation will become effective upon acceptance of the filing by the Secretary of State of the State of Louisiana.

The description of this amendments to the articles of incorporation is qualified in its entirety by the complete text of the proposed amended and restated articles of incorporation set forth in Appendix A.

Approval of this proposal requires the affirmative vote of at least a majority of the votes entitled to be cast on the proposal (meaning at least a majority of our outstanding shares of common stock must vote “for” the proposal). For more information regarding the vote required and the treatment of abstentions and broker non-votes, see “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote “FOR” the amendment to increase the number of common shares authorized in our articles of incorporation.

PROPOSAL 5: APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO REVISE THE SPECIAL MEETING THRESHOLD
General

As discussed in “2018 Corporate Governance Highlights”, in response to feedback from our shareholders and our commitment to strong governance, we recently took steps to improve our corporate governance practices, including a review of our articles of incorporation and by-laws. The Company’s articles of incorporation have not been amended since its initial public offering in 1997, other than relating to terms of preferred stock. In connection with such review, the Board determined that the articles of incorporation should be amended in light of (i) the provisions of the Louisiana Business Corporation Act (the “LBCA”) that became effective January 1, 2015, (ii) current corporate governance best practices and (iii) the Company’s current circumstances, including its shareholder base and feedback from shareholders received during 2018 relating to corporate governance. Following this review, the Board concluded that it is advisable and in the best interests of the Company and its shareholders to amend our articles of incorporation to revise the threshold percentage of outstanding shares that would be required to request a special meeting of shareholders.

Reasons for the Proposal

Our articles of incorporation currently provide that our shareholders may call a special meeting of shareholders upon the written request of any shareholder or group of shareholders holding in the aggregate at least a majority of the total voting power. This majority threshold is not enforceable under the new LBCA. Generally, the default threshold under the LBCA is 10% of the votes entitled to be cast, although the LBCA permits a company to include in its articles of incorporation a provision fixing the threshold percentage as high as 25% of the votes entitled to be cast on the matter to be presented for consideration by the shareholders at the special meeting. In light of the unenforceability of the current majority threshold in our articles of incorporation, the Board elected to memorialize the 10% default threshold in its 2016 amendments to the Company’s by-laws. Despite the majority threshold in our articles of incorporation, the Board has been advised by counsel that it is likely that the current threshold for a shareholder to call a special meeting is 10% of the votes entitled to be cast; the default threshold under the LBCA and the threshold reflected in the by-laws.

The Board is submitting to our shareholders for approval an amendment to the special meeting provision in our existing articles of incorporation that would require a shareholder (or group of shareholders) seeking to call a special meeting to own at least 20% of all the votes entitled to be cast on the issue proposed to be considered at the special meeting (see Article IX.A. of the proposed amended and restated articles of incorporation set forth in Appendix A).

In evaluating the appropriate ownership threshold required to request a special meeting of shareholders, the Board considered a number of factors, including: (i) the changes to the law governing corporations in Louisiana, as described above; (ii) the practices of companies that are members of the S&P 500 (which information was readily available); (iii) the Company resources required to convene a special meeting of shareholders; (iv) our corporate governance policies already in place; and (v) the interests of our shareholders as a whole.

As noted above, the LBCA permits a threshold percentage as high as 25% of the votes entitled to be cast on the matter to be presented for consideration by the shareholders at the special meeting. By revising the threshold required by our articles of incorporation from the current majority vote requirement to a 20% threshold, the special meeting provision in our articles of incorporation would be enforceable under the LBCA as it will be below the maximum threshold percentage permitted.

Currently, over a majority of S&P 500 companies offer shareholders a right to call special meetings and of those S&P 500 companies that provide special meeting rights to shareholders, the most prevalent ownership threshold to call a special meeting of shareholders is 25% of the outstanding shares. The Board believes that by revising the threshold required by our articles of incorporation from the current majority vote requirement to a 20% threshold, the Company’s special meeting provision would include a threshold percentage that is lower than the most common practice of much larger companies in the S&P 500 and thus provide a more meaningful shareholder right than provided at larger companies.

Organizing and preparing for a special meeting of shareholders requires a considerable investment of Company resources and a substantial commitment of time from our senior management, which could impose significant costs, including the costs of preparing and distributing proxy materials, and divert Board and management attention from the oversight and management of our operations. Accordingly, the Board believes that incurring the expense and disruption of a special meeting should be limited to the consideration of those matters deemed by a broad consensus of our shareholders to be of sufficient magnitude to warrant attention in advance of an annual meeting. Our Board is committed to maintaining strong and effective corporate governance policies that promote accountability to our shareholders, provide an appropriate venue for our shareholders to bring matters of importance to the table, and foster the long-term interests of our shareholders. It is the Board’s view that the proposed 20% threshold achieves these corporate governance objectives, while striking the appropriate balance between these values and avoiding unnecessary disruptions of management’s and the Board’s time, which are better served in supervising the company’s operations.

In addition, the Board believes that requiring a threshold of at least 20% of the votes entitled to be cast on an issue proposed to be considered at a special meeting provides an appropriate balance between enhancing our shareholders’ ability to act on important matters and protecting the Company and other shareholders by allowing only a meaningful group of shareholders to exercise this right. An ownership threshold that is too low could potentially allow a small minority of shareholders to use Company resources to convene a special meeting to further their own interests in a potentially disruptive and costly manner detrimental to the interests of a majority of our shareholders and other stakeholders. Our shareholder base currently includes two shareholder that holds more than 9% of our shares of common stock, as well as one shareholder that holds more than 8% of our shares of common stock and another three shareholders that own over 5% of our common stock. For additional information on the beneficial ownership of our significant shareholders, see “Stock Ownership”. A lower threshold than the 20% threshold that the Board is submitting to our shareholders for approval could permit one or a handful of shareholders to call a special meeting which could have the negative and disruptive impact described above.

Effects of the Proposal

Based on its consideration of the factors discussed above, the Board believes that a 20% ownership threshold (i) provides a meaningful right to our shareholders with less risk of abuse, (ii) is lower than the common practice among much larger public companies and (iii) provides a favorable balance between ensuring the Board’s accountability to shareholders and enabling the Board and management to operate the Company in an effective manner without unnecessary expense and disruption.

If shareholders approve the proposal to amend our articles of incorporation to, among other things, revise the percentage of votes required to request a special meeting of shareholders, the Company intends to promptly file amended and restated articles of incorporation with the Secretary of State of the State of Louisiana shortly following the annual meeting of shareholders. The amended and restated articles of incorporation will become effective upon acceptance of the filing by the Secretary of State of the State of Louisiana. In addition, if approved, the Board intends to promptly amend and restate its by-laws to remove the provision in the by-laws relating to the default LBCA threshold to call a special meeting of shareholders.

The description of this amendment to the articles of incorporation is qualified in its entirety by the complete text of the proposed amended and restated articles of incorporation attached as Appendix A.

Approval of this proposal requires the affirmative vote of at least a majority of the votes entitled to be cast on the proposal (meaning at least a majority of our outstanding shares of common stock must vote “for” the proposal). For more information regarding the vote required and the treatment of abstentions and broker non-votes, see “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote “FOR” the amendment to revise the special meeting threshold in our articles of incorporation.

PROPOSAL 6: APPROVAL OF CERTAIN OTHER AMENDMENTS TO
OUR ARTICLES OF INCORPORATION TO CONFORM TO NEW
LOUISIANA CORPORATE LAW AND CURRENT CORPORATE
GOVERNANCE PRACTICES
General

As discussed in “2018 Corporate Governance Highlights”, in response to feedback from our shareholders and our commitment to strong governance, we recently took steps to improve our corporate governance practices, including a review of our articles of incorporation and by-laws. The Company’s articles of incorporation have not been amended since its initial public offering in 1997, other than relating to terms of preferred stock. In connection with such review, the Board determined whether any provisions of the articles of incorporation should be amended in light of (i) the provisions of the Louisiana Business Corporation Act (the “LBCA”) that became effective January 1, 2015, (ii) current corporate governance best practices and (iii) the Company’s current circumstances, including its shareholder base and feedback from shareholders received during 2018 relating to corporate governance. Following this review, in addition to the proposed amendments in Proposals 4 and 5, the Board concluded that it is advisable and in the best interests of the Company and its shareholders to further amend the articles of incorporation to conform to the new LBCA and current concepts of good corporate governance.

Reason for the Proposal

These amendments are designed to bring our articles of incorporation in line with the requirements of the new LBCA and current concepts of good corporate governance and to make certain minor changes, further described below. As a result of the adoption of the LBCA and the passage of time, a number of provisions in the Company’s existing articles of incorporation are no longer applicable, current or relevant. Deleting or amending those provisions conforms our articles of incorporation to current Louisiana law, our by-laws and current corporate governance practices. The Company also proposes to make certain other minor changes. All of the proposed amendments to our articles of incorporation are reflected in Appendix A.

Summary of the Amendments and Effects of the Proposal

In addition to the amendments described in Proposals 4 and 5 and the below described substantive amendments to our articles of incorporation, Appendix A includes certain other amendments to, among other things, define terms, update references from the old Louisiana corporation law to the new LBCA, remove references to old Louisiana corporation law provisions that were repealed and not replaced, correct typographical errors and conform to other proposed amendments.

Revision of Director Removal Procedures to Conform to the LBCA (Existing Article IV(D))

We propose to revise the director removal procedures in Article IV(D) to clarify that only shareholders may remove directors from office, in accordance with the LBCA. Under our existing articles of incorporation, a director may be removed by either the affirmative vote of two-thirds of the directors constituting the Board (with or without cause) or two-thirds of the total voting power (only for cause). If this proposed amendment is approved, directors are no longer permitted to remove other directors, consistent with the LBCA.

Removal of Advance Notice of Board Nomination (Existing Article IV(E))

We propose to remove the provision governing the advance notice of board nominations by shareholders in Article IV(E). As previously disclosed, a modernized provision governing advance notice of board nominations by shareholders was added to our by-laws, as amended and restated on November 1, 2018. Pursuant to Article II, Section 2.9 of our by-laws, advance notice is required for shareholders to nominate directors at annual meetings and special meetings of shareholders or to submit proposals for consideration at annual meetings of shareholders. To be timely, such notice is required no sooner than 120 days and no later than 90 days before the anniversary of the prior year’s annual meeting. Our by-laws provide detailed procedures for the nomination of directors and the submission of proposals. For additional information regarding the advance notice requirements of our by-laws, see “Shareholder Proposals and Nominations for the 2020 Annual Meeting.” If approved, this amendment would remove the outdated and duplicative advance notice of board nominations provision currently included in our articles of incorporation.

Removal of Supermajority Vote (Existing Articles V and VII)

We propose to replace the supermajority vote standard for shareholder amendments to our articles of incorporation and by-laws and approval of certain corporate actions with a majority vote standard.

Our existing articles of incorporation require the affirmative vote of 80% of the total voting power to approve shareholder amendments to our by-laws and certain provisions of our articles of incorporation, as well as certain corporate actions, such as a merger or sale of all or substantially all of the assets, if not supported by at least two-thirds of the Board. These provisions serve as anti-takeover measures.

If this proposed amendment is approved, (i) our by-laws and our articles of incorporation may be amended by the affirmative vote of at least a majority of the total voting power and (ii) the supermajority requirement for certain corporate actions will be eliminated. These amendments will conform our articles of incorporation to current concepts of good governance.

Removal of Reference to Repealed Business Combination Voting Statutes (Existing Article VI)

We propose to delete Article VI relating to the Company’s election to not be governed by certain business combination voting statutes under the old Louisiana corporation law provisions that were repealed and not replaced. This amendment will conform our articles to the new LBCA.

Modification of Limitation of Director and Officer Liability and Indemnification (Existing Article VIII(A))

We propose to update the provision in Article VIII(A) relating to limitation of director and officer liability, as required by the LBCA. Our existing articles of incorporation reference the old Louisiana corporation law, which is no longer in effect. This amendment, if approved, will remove references to the old LBCL and conform our articles of incorporation to the LBCA’s requirements regarding director and officer limitations of liability and indemnification, while preserving the governance of the old LBCL over any causes of action that occurred prior to the enactment of the new LBCA.

If shareholders approve the proposal to amend our articles of incorporation to, among other things, conform to the LBCA and current concepts of good corporate governance, the Company intends to promptly file amended and restated articles of incorporation with the Secretary of State of the State of Louisiana shortly following the annual meeting of shareholders. The amended and restated articles of incorporation will become effective upon acceptance of the filing by the Secretary of State of the State of Louisiana.

In addition, the Board will amend the articles of incorporation, as reflected in Appendix A, to remove the Series A Preferred Stock provision in Article III, as such shares were originally established and reserved for issuance in connection with the Rights Agreement dated as of March 25, 2009, which is now expired. No shares of Series A Preferred Stock were ever issued. Therefore, the Board will amend our articles of incorporation to eliminate this provision, as it is no longer necessary. Pursuant to Article III(B), the Board is permitted to amend the articles of incorporation without shareholder approval with respect to terms of preferred stock.

The description of the amendments to the articles of incorporation is qualified in its entirety by the complete text of the proposed amended and restated articles of incorporation attached as Appendix A.

Approval of this proposal requires the affirmative vote of at least a majority of the votes entitled to be cast on the proposal (meaning at least a majority of our outstanding shares of common stock must vote “for” the proposal). For more information regarding the vote required and the treatment of abstentions and broker non-votes, see “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote “FOR” these amendments to our articles of incorporation to conform to new Louisiana corporate law and current corporate governance practices.

Certain Transactions
Piton Cooperation Agreement

On November 2, 2018, we entered into a Cooperation Agreement (the “Cooperation Agreement”) with Piton Capital Partners, LLC and Kokino LLC (together, “Piton”), wherein Piton agreed to certain standstill provisions and the Company agreed to appoint Robert M. Averick to our Board as a Class II director with a term expiring at the Company’s 2020 annual meeting of shareholders, as well as to the Board’s Compensation Committee. In addition, under the terms of the Cooperation Agreement, the Company has agreed to reduce the size of the Board to eight directors immediately after the 2020 annual meeting of shareholders. Piton has disclosed that it beneficially owns approximately 1.5 million shares of the Company’s common stock, which represents approximately 9.85% of the Company’s issued and outstanding shares of common stock. For additional information about the Cooperation Agreement, see the Company’s Current Report on Form 8-K filed on November 6, 2018.

Reportable Transactions

In accordance with the provisions of our Audit Committee Charter and Corporate Governance Guidelines, any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, on an ongoing basis by the Audit Committee of our Board. No related party transactions reportable under Item 404(a) of Regulation S-K have taken place since January 1, 2018, and none are currently proposed.

Stock Ownership
The following table sets forth, as of March 15, 2019, certain information regarding beneficial ownership of shares of our common stock by (i) each of our current directors and director nominees, (ii) each of our named executive officers, (iii) all of our director nominees and current directors and executive officers as a group, and (iv) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. Unless otherwise indicated, we believe that the shareholders listed below have sole investment and voting power with respect to their shares of our common stock based on filings with the SEC and/or information furnished to us by such shareholders.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock (2)
Directors, Director Nominees and Named Executive Officers:
Robert M. Averick	1,500,000	(3)	9.85%
Murray W. Burns	22,780		*
William E. Chiles	21,154		*
Gregory J. Cotter	28,855		*
Michael A. Flick	14,953		*
Christopher M. Harding	22,995		*
Michael J. Keeffe	14,589		*
John P. Laborde (4)	34,138		*
Cheryl D. Richard	1,875		*
Kirk J. Meche	222,173		1.46%
Todd F. Ladd	105,979		*
Westley S. Stockton	—		*
David S. Schorlemer (5)	25,000		*
All director nominees and current directors and executive officers of the Company as a group (13 persons) (6)	1,989,491		13.06%
Greater Than 5% Shareholders:
BlackRock, Inc. (7)	1,394,159	(8)	9.15%
Dimensional Fund Advisors LP (9)	1,228,295	(10)	8.06%
The Vanguard Group, Inc. (11)	859,714	(12)	5.64%
Piton Capital Partners, LLC (13)	1,500,000	(3)	9.85%
PVAM Perlus Microcap Fund, L.P. (14)	790,846	(15)	5.19%
Wax Asset Management, LLC (16)	824,770	(17)	5.41%
___________________________________________

•	Less than 1%.

1.	Includes unvested shares of restricted stock.

2.	Based on 15,234,420 shares of our common stock outstanding as of March 15, 2019.

3.
Based on information contained in the Schedule 13D filed on March 22, 2018, as amended on April 6, 2018, April 25, 2018 and November 6, 2018, by Piton Capital Partners, LLC (“Piton Capital”), an investment vehicle formed for the benefit of a single family and certain “key employees” (as defined in Investment Advisers Act Rule 202(a)(11)(G)-1 ), voting and dispositive power with respect to the shares of our common stock held by Piton Capital is exercised by its investment manager, Kokino LLC, a Delaware limited liability company. The actual trading, voting, investment strategy and decision-making processes with respect to the shares of common stock held by Piton Capital are directed by Robert Averick, who is an employee of Kokino, LLC and the portfolio manager of Piton Capital's investment in the shares. As a result, Kokino, LLC and Mr. Averick may be deemed to share voting and dispositive power with respect to all of the shares reported.

4.
Mr. Laborde has sole voting and dispositive power with respect to these 34,138 shares of our common stock.  This amount does not include Mr. Laborde’s indirect interest in the shares of our common stock held by Starboard Enterprises, L.L.C. (“Starboard”) and All Aboard Development Corporation (“All Aboard”) as a result of his ownership interests in those entities.  Starboard is a private, family holding company that currently beneficially owns 500,000 shares of the Company’s common stock. Additionally, All Aboard, a privately-held independent oil and gas exploration and production company also affiliated with the Laborde family, beneficially owns 7,500 shares of the Company’s common stock.  Mr. Laborde and each of his four siblings serves as a manager of Starboard (each, a “Manager”) and a director of All Aboard, with all decisions made by a majority vote of the Managers and directors, respectively.  Each of the Managers directly owns a 0.2% interest in Starboard and the remaining 99% interest is owned by 23 family trusts of which the five Managers serve as co-trustees and actions require a majority vote of the co-trustees (except that each Manager does not serve as a co-trustee of a trust in which his or her children are beneficiaries). These trusts own an aggregate 212,781 shares of our common stock, which shares are not reflected in the table.  With respect to Overboard Holdings, L.L.C. (“Overboard”), the parent company of All Aboard, Mr. Laborde owns a 0.1% interest and the remaining 99.9% interest is collectively held by five trusts of which the Managers are both principal and income beneficiaries.

5.	Mr. Schorlemer resigned as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, effective August 15, 2018.

6.	Includes our director nominees, current directors and executive officers as of March 21, 2019.

7.	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.

8.
Based on information contained in the amended Schedule 13G filed with the SEC on February 4, 2019, by BlackRock, Inc. BlackRock has sole voting power and sole dispositive power with respect to all of the shares reported.

9.	The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

10.
Based on information contained in the amended Schedule 13G filed with the SEC on February 8, 2019, by Dimensional Fund Advisors LP (“Dimensional Fund”). As investment advisor, Dimensional Fund has (i) sole voting power with respect to 1,168,821 shares of our common stock and (ii) sole dispositive power with respect to 1,228,295 shares of our common stock.

11.	The address of The Vanguard Group, Inc., is 100 Vanguard Blvd. Malvern, Pennsylvania, 19355.

12.
Based on information contained in the amended Schedule 13G filed with the SEC on February 11, 2019, by the Vanguard Group, Inc. (“Vanguard Group”). The Vanguard Group has (i) sole voting power with respect to 2,591 shares of our common stock and (ii) sole dispositive power with respect to 857,123 of the shares reported.

13.	The address of Piton Capital Partners, LLC is 201 Tresser Boulevard, 3rd Floor, Stamford, Connecticut, 06901.

14.	The address of PVAM Perlus Microcap Fund, L.P. is c/o Conyers Trust Company (Cayman) Limited Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111 Cayman Islands.

15.
Based on information contained in the Schedule 13D filed with the SEC on April 20, 2018, by PVAM Perlus Microcap Fund L.P. (“PVAM Perlus”). PVAM has shared voting power and shared dispositive power with Pacific View Asset Management (UK) LLP (“PVAM”), PVAM Holdings Ltd. (“PVAM Holdings”), David LaSalle and James Boucherat with respect to all of the shares reported. PVAM Perlus is a private investment fund; PVAM is the investment adviser of PVAM Perlus; and PVAM Holdings, Mr. LaSalle and Mr. Boucherat are members of PVAM and the Portfolio Managers of PVAM Perlus. The address for each of PVAM Holdings and PVAM is 5th Floor, 6 St. Andrew Street, London, EC4A 3AE; the address for Mr. LaSalle is 2660 Townsgate Road, Suite 800C, Westlake Village, CA 9136; and the address for Mr. Boucherat is 5th Floor, 6 St. Andrew Street, London, EC4A 3AE, United Kingdom.

16.	The address of Wax Asset Management, LLC is 44 Cherry Lane, Madison, Connecticut, 06443.

17.
Based on information contained in the Schedule 13G filed with the SEC on January 11, 2019, by Wax Asset Management, LLC (“Wax Asset Management”), an investment adviser (in accordance with Rule 13d-1(b)(1)(ii)(E)). Wax Asset Management has sole voting power and sole dispositive power with respect to all of the shares reported.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of copies of such reports and written representations from our officers and directors that no other reports were required for those persons, we believe that all of our officers, directors and greater than 10% shareholders timely complied with the filing requirements applicable to such persons for the fiscal year ended December 31, 2018.

Questions and Answers about the Annual Meeting and Voting
Why am I receiving this proxy statement?

Our Board is soliciting your proxy to vote at the 2019 annual meeting of shareholders and at any adjournment thereof because you owned shares of our common stock at the close of business on March 21, 2019, the record date for determining shareholders entitled to vote at the annual meeting. The proxy statement, along with a proxy card, and our 2018 Annual Report are being mailed to shareholders on or about March 29, 2019. We have also made these materials available to you on the Internet at https://ir.gulfisland.com/proxy. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the 2019 annual meeting to vote your shares of our common stock.

When and where will the annual meeting be held?

The annual meeting will be held at 10:00 a.m., Central time, on Thursday, May 9, 2019, at the corporate office of Gulf Island Fabrication, Inc. located at 16225 Park Ten Place, Suite 260, Houston, Texas, 77084. To obtain directions to attend the 2019 annual meeting of shareholders, please contact Westley S. Stockton at (713) 714-6100.

What should I bring if I plan to attend the annual meeting in person?

If you plan to attend the annual meeting in person, please bring proper identification and, if you are a “beneficial owner,” meaning a bank, broker, trustee or other nominee is the shareholder of record of your shares (further defined below), please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of the Company’s common stock on the record date.

Who is soliciting my proxy?

Our Board, on behalf of the Company, is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2019 annual meeting of shareholders, whether or not you attend in person. By signing, dating and returning the proxy card, or by submitting your proxy and voting instructions via the Internet, you are authorizing the proxy holder to vote your shares of our common stock at our annual meeting.

On what matters will I be voting? How does the Board of Directors recommend that I cast my vote?

At the annual meeting, our shareholders will be asked to (1) elect the three Class I director nominees named in this proxy statement, (2) approve, on an advisory basis, the compensation of our named executive officers (the say-on-pay proposal), (3) ratify the appointment of our independent registered public accounting firm, (4) approve an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of our common stock to 30,000,000 shares, (5) approve an amendment to our amended and restated articles of incorporation to revise the special meeting threshold, (6) approve certain other amendments to our amended and restated articles of incorporation to conform to the requirements of new Louisiana corporate law and current corporate governance practices, and (7) consider any other matter that properly comes before the annual meeting.

Our Board unanimously recommends that you vote:

•	FOR the election of each of the three Class I director nominees named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the appointment of our independent registered public accounting firm;

•	FOR the approval of an amendment to our articles of incorporation to increase the number of authorized shares of our common stock to 30,000,000;

•	FOR the approval of an amendment to our articles of incorporation to revise the special meeting threshold; and

•	FOR the approval of certain other amendments to our articles of incorporation to conform to new Louisiana corporate law and current corporate governance practices.

We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. However, by signing, dating and returning a proxy card or submitting your proxy and voting instructions via the Internet, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the annual meeting about which we did not have notice as required by our advance notice provision of our by-laws. The proxies will vote on any such matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on March 21, 2019, the record date for determining the shareholders entitled to vote at the annual meeting.

How many shares are eligible to be voted?

As of the record date, we had shares of our common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

The presence, in person or by proxy, of a majority of the shares issued and outstanding and entitled to vote at the meeting is necessary to constitute a quorum at the annual meeting. As of the record date, shares constitute a majority of our outstanding stock entitled to vote at the annual meeting. The inspector of elections will determine whether a quorum is present at the annual meeting.

If you are a beneficial owner (as defined below) of shares of our common stock (whether or not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals since a discretionary proposal is being presented at the meeting), and your bank, broker, trustee or other nominee submits a proxy with respect to your shares, your shares of our common stock will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, if you are a shareholder of record present at the annual meeting in person or by proxy, your shares of our common stock will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not you abstain from voting on any or all of the proposals.

How do I vote? What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “shareholder of record.” The proxy materials have been mailed to such shareholders of record by us. You may submit your proxy and voting instructions by using any of the methods below.

•	Submit Your Proxy and Voting Instructions by Mail:

◦	Complete, sign and date your proxy card and return it in the prepaid envelope provided.

•	Submit Your Proxy and Voting Instructions via the Internet at www.voteproxy.com:

◦	Use the Internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on May 8, 2019.

◦	Please have your proxy card available and follow the instructions on the proxy card.

•	Vote In Person at the Annual Meeting:

◦
All shareholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person as your representative.

If you return a proxy card, your proxy authorizes each of Westley S. Stockton, our Chief Financial Officer, and Kirk J. Meche, our Chief Executive Officer to act as your proxies at the annual meeting and at any adjournment of the meeting, each with the power to appoint his substitute, and to represent and vote your shares of our common stock as you directed, if applicable. The proxies will vote your shares of our common stock at the annual meeting as instructed by the latest dated proxy received from you, whether submitted via the Internet or by mail. You will give to the proxies discretionary voting authority with respect to any matter that may properly come before the annual meeting about which we did not have notice as required by our advance notice provision of our by-laws. You may also vote in person at the annual meeting.

Beneficial Owners of the Shares Held in Street Name

If your shares of our common stock are held by a bank, broker, trustee or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to such beneficial owners by the bank, broker, trustee or other nominee that holds your shares of our common stock. The bank, broker, trustee or other nominee is considered, with respect to those shares, the shareholder of record.

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Voting Instruction Card: You should receive a voting instruction card from your bank, broker, trustee or other nominee. The availability of submission of voting instructions by telephone or Internet for beneficial owners will depend on the voting processes of your bank, broker, trustee or other nominee. As the beneficial owner, you have the right to instruct your bank, broker, trustee or other nominee how to vote your shares by completing and returning the voting instruction card included in their mailing or by following the voting instructions you received from your bank, broker, trustee or other nominee.

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In Person at the Annual Meeting: All shareholders, including beneficial owners, may vote in person at the annual meeting. If you are a beneficial owner of shares of our common stock, you must obtain and bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of our common stock on the record date and present it to the inspectors of election with your ballot when you vote at the annual meeting

What happens if I don’t provide voting instructions for a proposal? What is a broker non-vote?

Shareholder of Records

If you are a shareholder of record and you sign, date and return a proxy card but make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our Board, as provided above.

Beneficial Owners

If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the shareholder of record does not have discretionary authority to vote. Applicable rules determine whether proposals presented at shareholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under the applicable rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, the applicable rules prohibit your bank, broker, trustee or other nominee to vote on the proposal without receiving voting instructions from you.

A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because the proposal is non-discretionary (thus, the applicable rules does not provide discretionary authority to vote on the matter) and the person holding shares for the beneficial owner has not received voting instructions from the shareholder for whom it is holding shares. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted and a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

Which proposals are considered “discretionary” and which are considered “non-discretionary”?

The classification of each proposal as discretionary or non-discretionary under the applicable rules is below. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted by the record holder with respect to the discretionary proposal (i.e., ratification of the external auditors). However, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to the non-discretionary proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

Proposal	Classification under Applicable Rules
1. Election of three director nominees	Non-discretionary
2. Advisory vote to approve the compensation of our named executive officers	Non-discretionary
3. Ratification of the appointment of Ernst & Yong LLP as our independent registered public accounting firm for 2019	Discretionary
4. Approval of an amendment to our articles of incorporation to increase the number of authorized shares of our common stock to 30,000,000	Non-discretionary
5. Approval of an amendment to our articles of incorporation to revise the special meeting threshold	Non-discretionary
6. Approval of certain other amendments to our articles of incorporation to conform to new Louisiana law and current corporate governance practices	Non-discretionary

What vote is required to approve each item?

The votes required for the approval of each proposal are listed below. All matters properly brought before the annual meeting for a vote of shareholders will be decided by a majority of the votes cast (which means that the number of shares voted for the proposal exceeds the number of shares voted against), except for Proposals No. 4, 5 and 6, which will be decided by a majority of the votes entitled to be cast on the proposal (which means at least a majority of our outstanding shares must vote “for” each of the proposals).

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of three director nominees	For, against or abstain with respect to each director	Majority of votes cast, with respect to each director(1)	No effect	No effect
2. Advisory vote to approve the compensation of our named executive officers	For, against or abstain	Majority of votes cast	No effect	No effect
3. Ratification of the appointment of Ernst & Yong LLP as our independent registered public accounting firm for 2019	For, against or abstain	Majority of votes cast	No effect	N/A
4. Approval of an amendment to our articles of incorporation to increase the number of authorized shares of our common stock to 30,000,000	For, against or abstain	Majority of votes cast	Vote against	Vote against
5. Approval of an amendment to our articles of incorporation to revise the special meeting threshold	For, against or abstain	Majority of votes entitled to be cast on the proposal	Vote against	Vote against
6. Approval of certain other amendments to our articles of incorporation to conform the terms to new Louisiana law and current corporate governance	For, against or abstain	Majority of votes entitled to be cast on the proposal	Vote against	Vote against
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(1)
Our director resignation policy requires that in the event an incumbent director nominee has received less than a majority of affirmative votes in an uncontested election, the incumbent director must provide a written offer of resignation, which the Corporate Governance and Nominating Committee will consider and recommend to the Board whether to accept or reject. In the event that the number of director nominees exceeds the number of directors to be elected, the directors shall be elected by the plurality of the votes cast at the annual meeting. “Plurality of votes cast” means that the three director nominees receiving the most votes at the meeting will be elected to the Board.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy may be revoked or changed at any time before it is exercised by delivering to our Secretary an instrument revoking it or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person, unless (a) the appointment form or electronic transmission appointing the proxy states that the proxy is irrevocable and (b) the appointment is coupled with an interest. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies for the annual meeting. We have engaged Okapi Partners LLC to assist with the solicitation of proxies for an estimated fee of $10,000 plus out -of-pocket expenses. We will also request banks, brokers, trustees or other nominees that hold shares of our common stock beneficially owned by others to send these proxy materials and our 2018 Annual Report to, and obtain voting instructions from, the beneficial owners and will reimburse such shareholders of record for related reasonable expenses. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be decided at the annual meeting?

Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, the time has passed for any shareholder to properly bring a matter before the annual meeting. The enclosed proxy will, however, confer discretionary authority with respect to any anticipated matter not included in this proxy statement that may properly come before the annual meeting or any adjournment thereof, subject to applicable SEC rules. It is the intention of the person(s) named in the enclosed proxy to vote any shares of our common stock for which he has a proxy to vote at the annual meeting in accordance with his best judgment on any such matter.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will be valid and may be voted at the annual meeting, whether postponed or adjourned. You will still be able to change or revoke your proxy until the annual meeting is held.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

SEC rules permit companies and intermediaries, such as banks, brokers, trustees or other nominees, to deliver a single set of proxy materials to two or more shareholders sharing the same address, a process known as “householding.” Currently, the Company does not engage in householding for shareholders of record. However, a number of brokerage firms with account holders who are Company shareholders have adopted householding procedures. Once a shareholder has received notice from his or her bank, broker, trustee or other nominee that the bank, broker, trustee or other nominee will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent.

If you would like to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may either contact your bank, broker, trustee or other nominee or the Company at the address and telephone number below.

You may also request prompt delivery of additional copies of our proxy materials and the 2018 Annual Report by contacting the Company at (713) 714-6100 or Gulf Island Fabrication, Inc., 16225 Park Ten Place, Suite 300, Houston, Texas, 77084.

Shareholder Proposals and Nominations for the 2020 Annual Meeting
Shareholders Proposals

Any shareholder who wishes to bring a matter, other than shareholder nominations of directors, before the 2020 annual meeting but does not wish to have it included in our proxy materials, should notify our Secretary, in writing at the address shown on the first page of this proxy statement, no later than February 9, 2020. However, if the date of the 2020 annual meeting is more than 30 days before or more than 90 days after the date of the anniversary of the 2019 annual meeting, the notice must be received by our Secretary at our principal executive office not earlier than the close of business on the 120th day prior to the 2020 annual meeting and not later than the close of business on the later of the 90th day prior to the 2020 annual meeting or the 10th day following the day on which public announcement of the date of the 2020 annual meeting is first made, as set forth in our by-laws. If a shareholder does not provide such notice timely, proxies solicited on behalf of our Board for the 2020 annual meeting will confer discretionary authority to vote with respect to any such matter, as permitted by the proxy rules of the SEC.

Any shareholder who desires to submit a proposal for inclusion in our proxy materials for the 2020 annual meeting must forward the proposal in writing to our Secretary at the address shown on the first page of this proxy statement in time to arrive no later than December 2, 2019 and the proposal must comply with applicable federal proxy rules. If the date of the 2020 annual meeting is changed by more than 30 calendar days from the date of the anniversary of the 2020 annual meeting, the proposal must be received by the Company’s Secretary in reasonable time before the Company begins to print and distribute its proxy materials with respect to the 2020 annual meeting.

Nominations

On November 1, 2018, the board of directors of the Company amended and restated our by-laws. Among other changes, the amendment and restatement of the by-laws added an advance notice provision (Article II, Section 2.9). Currently, the new advance notice provision in our by-laws relating to nominations is superseded by the advance notice provision relating to nominations in our current articles of incorporation. The board of directors is recommending the shareholders amend and restate our articles of incorporation to, among other things, remove the advance notice provision relating to nomination in Proposal No. 6 of this proxy statement.

If Proposal No. 6 is approved and our articles of incorporation are amended and restated, shareholders intending to nominate a director for consideration at the 2020 annual meeting should notify our Secretary, in writing at the address shown on the first page of this proxy statement, no later than February 9, 2020, containing specified information concerning, among other things, information about the nominee and the shareholder making the nomination. However, if the date of the 2020 annual meeting is more than 30 days before or more than 90 days after the date of the anniversary of the 2019 annual meeting, the notice must be received by our Secretary at our principal executive office not earlier than the close of business on the 120th day prior to the 2020 annual meeting and not later than the close of business on the later of the 90th day prior to the 2020 annual meeting or the 10th day following the day on which public announcement of the date of the 2020 annual meeting is first made, as set forth in our by-laws.

If Proposal No. 6 fails, shareholders intending to nominate a director for consideration at the 2020 annual meeting of shareholders may do so if they comply with our current articles of incorporation by furnishing timely written notice containing specified information concerning, among other things, information about the nominee and the shareholder making the nomination. To be timely, any shareholder who wishes to nominate a director for consideration at the 2020 annual meeting must notify our Secretary, in writing at the address shown on the first page of this proxy statement, no later than 45 calendar days prior to the meeting, unless we provide less than 55 days’ notice of the 2019 annual meeting, in which case the shareholder must provide notice to the Company’s Secretary no later than ten days following the date on which such notice of the 2019 annual meeting was given.

ANNUAL MEETING OF SHAREHOLDERS OF

GULF ISLAND FABRICATION, INC.

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Shareholders to be Held on May 9, 2019
The undersigned hereby appoints each of Kirk J. Meche and Westley S. Stockton as proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Gulf Island Fabrication, Inc. held of record by the undersigned on March 21, 2019, that the undersigned is entitled to vote at the 2019 annual meeting of shareholders to be held at the corporate office located at 16225 Park Ten Place, Suite 260, Houston, Texas, 77084, on May 9, 2019 at 10:00 a.m., Central time, and at all adjournments thereof, on all matters coming before the annual meeting. To obtain directions to attend the 2019 annual meeting of shareholders, please contact Westley S. Stockton at (713) 714-6100. The proxy will vote your shares: (1) as you specify on the back of this proxy card or online at www.voteproxy.com, (2) as the board of directors recommends where you do not specify your vote on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the annual meeting.
If you wish your shares to be voted on all matters as the board of directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate boxes on the back of this proxy card.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IF YOU ARE NOT SUBMITTING VOTING INSTRUCTIONS AND PROXY VIA THE INTERNET.

(Please See Reverse Side)

ANNUAL MEETING OF SHAREHOLDERS OF

GULF ISLAND FABRICATION, INC.

to be held
May 9, 2019

PROXY VOTING INSTRUCTIONS

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Submit voting instructions and proxy online until 11:59 PM EST on May 8, 2019. Have your proxy card available when you access the web page. Your Internet submission of voting instructions authorizes the named proxies to vote your shares of common stock in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of submitting your voting instructions, 24 hours a day, 7 days a week.

MAIL – Sign, date and return your proxy card in the envelope provided as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:
The notice of meeting, proxy statement and proxy card are available at www.gulfisland.com/eproxy.

Please detach along perforated line and mail in the envelope provided if you are not submitting voting instructions and proxy via the internet.

050919

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the three Class I director nominees.

	FOR	AGAINST	ABSTAIN
01 Murray W. Burns	☐	☐	☐
02 William E. Chiles	☐	☐	☐
03 Michael A. Flick	☐	☐	☐

Please complete, sign, date and return this proxy card promptly using the envelope provided if you are not submitting voting instructions and proxy via the internet.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder: ______ Date: ______ Signature of Shareholder: ______ Date: ______

You may specify your voting instructions by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish your shares to be voted on all matters in accordance with the board of directors' recommendation. If your voting instructions are not specified, your shares will be voted FOR each nominee listed in Proposal No. 1 and FOR Proposal Nos. 2, 3, 4, 5 and 6.

Note: Please sign exactly as your name(s) appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.